UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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ARMADA HOFFLER PROPERTIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 23, 2021

Dear Fellow Stockholders:
You are cordially invited to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Armada Hoffler Properties, Inc., which will be held on June 16, 2021, at 10:00 a.m. Eastern Time. Due to the public health impact of the coronavirus (COVID-19) pandemic and to support the health and well-being of our stockholders and other meeting participants, the Annual Meeting will be held in a virtual-only format via live webcast.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

In accordance with U.S. Securities and Exchange Commission rules, we are using the internet as our primary means of furnishing proxy materials to our stockholders. Because materials will be distributed online, stockholders will not receive paper copies of our proxy materials unless requested. We will instead send our stockholders a notice with instructions for accessing the proxy materials and voting online. This notice will also provide information on how our stockholders may obtain paper copies of our proxy materials if they so choose. We believe the online accessibility makes the proxy distribution process more efficient and less costly, and helps in conserving natural resources.

The Notice of Annual Meeting, this Proxy Statement, the proxy card sample and our 2020 Annual Report to Stockholders/Form 10-K for the year ended December 31, 2020 are available at http://www.proxyvote.com and may also be accessed through our investor relations website at https://ir.armadahoffler.com/. If you would like to receive a paper or electronic copy of these documents, you may request one by calling 800-579-1639 or sending an email to sendmaterial@proxyvote.com. There is no charge for requesting a copy.

Armada Hoffler Properties, Inc. values every vote and encourages you to vote your shares online, by phone, or by completing and returning the proxy card to ensure that your shares are represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend virtually. Please remember that returning the proxy does not deprive you of your right to attend the Annual Meeting virtually and to vote your shares at the meeting.

On behalf of our Board of Directors and our employees, we thank you for your continued interest in and support of our company. We look forward to your attendance on June 16, 2021.

Sincerely,

Louis S. Haddad	Daniel A. Hoffler
President, Chief Executive Officer and Vice Chairman of the Board of Directors	Executive Chairman of the Board of Directors

Notice of Annual Meeting of Stockholders
NOTICE IS HEREBY GIVEN for the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Armada Hoffler Properties, Inc.

Meeting Place: Virtual-only format at www.virtualshareholdermeeting.com/AHH2021	Meeting Date: Wednesday, June 16, 2021	Meeting Time: 10:00 a.m. Eastern Time

The purposes of the meeting are:

1
To elect the nine director nominees named in the Proxy Statement to serve as directors for one-year terms until the 2022 annual meeting of stockholders and until their successors are duly elected and qualify;

2	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021;

3	To approve, in an advisory (non-binding) vote, the compensation of our named executive officers; and

4	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) of the Annual Meeting.

The Proxy Statement accompanying this notice describes each of these items of business in detail. The Board of Directors has fixed the close of business on April 19, 2021 as the record date for the determination of stockholders entitled to notice and voting rights at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Due to health and safety concerns regarding COVID-19 and to support the well-being of our employees and stockholders, we will be hosting a virtual Annual Meeting of Shareholders live via webcast this year. To attend the Annual Meeting virtually please visit the web portal located at www.virtualshareholdermeeting.com/AHH2021 and enter the control number found on the proxy card or voting instruction form. If you plan to attend the Annual Meeting, please check the website at http://ir.armadahoffler.com, press releases and our filings with the U.S. Securities and Exchange Commission for any changes or updates one week prior to the meeting date. We intend to return to in-person annual meetings once the Company determines that it is safe to do so. As always, we encourage you to vote your shares prior to the Annual Meeting.

By Order of the Board of Directors,

Michael P. O’Hara
Chief Financial Officer, Treasurer and Corporate Secretary
Virginia Beach, Virginia
April 23, 2021

Your vote is important. Whether or not you expect to attend the Annual Meeting, please vote online, by telephone, or complete, date, sign and promptly return the proxy card so that your shares may be represented at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 16, 2021.

This Notice of Annual Meeting, Proxy Statement, proxy card sample and our 2020 Annual Report to
Stockholders/Form 10-K for the year ended December 31, 2020 are available at www.proxyvote.com.

Proxy Summary

Logistics
This summary highlights information that is contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read this entire Proxy Statement carefully before voting.

In this Proxy Statement, the “company,” “we,” “our” and “us” refer to refer to Armada Hoffler Properties, Inc.

Annual Meeting Date: Wednesday, June 16, 2021 Time: 10:00 a.m. Eastern Time Location: Virtual Meeting at www.virtualshareholdermeeting.com/AHH2021 Record Date: April 19, 2021	Ways to Vote

	By internet	By telephone	By mail
	Log on to www.proxyvote.com and follow the on-screen instructions. You will be prompted to enter certain information that can be found on your proxy card.	Call toll-free 1.800.690.6903 and follow the instructions. You will be prompted for certain information that can be found on your proxy card.	Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

Voting Matters and Board Vote Recommendations

Proposal	Agenda Item	Board Vote Recommendation	Page Reference
1	Election of Directors	FOR	13
2	Ratification of Ernst & Young LLP	FOR	19
3	Advisory Vote on Executive Compensation	FOR	58

2020 Business Highlights
Some of the business highlights include the following:

94%	$7.7m	$500m	$2.0b
Core operating portfolio occupancy was 94.4% as of December 31, 2020.	Construction segment gross profit in 2020.	As of December 31, 2020, we had $500 million worth of development projects in our pipeline.	Our total enterprise value at December 31, 2020 was $2.0 billion, comprised of 47.4% debt and 52.6% equity.

Armada Hoffler Properties, Inc.	1	Proxy Statement 2021

Proxy Summary
Director Nominees

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the following nine individuals (all of whom are current directors) for election at the Annual Meeting of Shareholders. Detailed information about each director nominee, including their background, skills and experience, can be found under ‘‘Proposal 1—Election of Directors’’.

Name	Age(1)	Title	Director Since
George F. Allen	69	Independent Director	2013
James A. Carroll	53	Independent Director	2013
James C. Cherry	70	Lead Independent Director	2013
Louis S. Haddad	63	President, Chief Executive Officer, Vice Chairman of the Board of Directors	2013
Eva S. Hardy	76	Independent Director	2015
Daniel A. Hoffler	72	Executive Chairman of the Board of Directors	2013
A. Russell Kirk	73	Director	2013
Dorothy S. McAuliffe	58	Independent Director	2019
John W. Snow	81	Independent Director	2013
(1) Age as of April 23, 2021.

Corporate Governance Highlights

INDEPENDENCE AND COMPLIANCE

• The roles of Chairman of the Board and Chief Executive Officer (“CEO”) are separate.
• Our Board is prohibited from electing to classify our board of directors without first obtaining stockholder approval.
• Four of our directors qualify as an “audit committee financial expert” as defined by the SEC.
• Our Board adopted an amendment to the Company's bylaws to implement a "proxy access" provision.
• Our Board performs an annual self-evaluation.
• We have a majority voting policy for elections of directors in uncontested elections.

Armada Hoffler Properties, Inc.	2	Proxy Statement 2021

Proxy Summary
BOARD DEMOGRAPHICS

Gender and Ethnic Diversity	Age Diversity

Independence	Tenure
Average Board of Directors Tenure

Summary of Director Skills
Our directors bring to our Board a wide variety of skills, qualifications, and viewpoints that strengthen our Board’s ability to carry out its oversight role on behalf of our stockholders. All of our directors exhibit high integrity, an appreciation for diversity of background and thought, innovative thinking, a proven record of success, and deep knowledge of corporate governance requirements and best practices.

Relevant Skills and Experience
•89% of our directors have served in senior leadership positions
•Experience includes the positions of Chief Executive Officer, Executive Vice President, Governor of Virginia, Secretary of US Treasury, and US Senator.
•Mix of director tenure, skills, and background that provides a balance of experience and institutional knowledge with diversity of thought perspective

Proxy Access
•A stockholder, or group of up to 20 stockholders, owning at least 3% of the Company’s outstanding shares of common stock continuously for at least three years, will be able to nominate and include in the
Company’s proxy materials eligible director nominees up to the greater of (i) 20% of the number of directors up for election at the Company’s annual meeting of stockholders or (ii) two director nominees, subject to the additional requirements specified in the Company’s bylaws.
89% have served in senior leadership positions

13.2% of our Company is owned by our named executive officers and directors (including their trusts)

Armada Hoffler Properties, Inc.	3	Proxy Statement 2021

Proxy Summary
COMPENSATION HIGHLIGHTS

• Our Board, upon the recommendation of the Compensation Committee, establishes the compensation for our non-employee directors.
• We have stock ownership guidelines that apply to our directors and executive officers in order to align their interests with the interests of our stockholders.
• We have adopted an Incentive Compensation Clawback Policy and an Anti-Hedging Policy.
• We received 98.3% stockholder approval on “Say On Pay" in 2020.
• In an effort to strengthen our financial flexibility and efficiently manage through the uncertainty caused by the COVID-19 pandemic, each of our directors voluntarily elected to reduce their cash retainers and the value of their annual equity awards by 25%, in each case effective as of May 1, 2020. On February 18, 2021, as a result of improvement in general economic conditions and our operating performance, our Board reinstated each of our directors to 100% of their respective pre-COVID-19 compensation levels, effective January 1, 2021.

Our non-employee directors received the following compensation for service during 2020:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)

Daniel A. Hoffler	260,732	82,695	116,298	459,725
A. Russell Kirk	42,021	30,000	58,561	130,582
George F. Allen	44,688	30,000	985	75,673
James A. Carroll	46,719	30,000	985	77,704
James C. Cherry	48,750	30,000	985	79,735
Eva S. Hardy	44,688	30,000	985	75,673
Dorothy S. McAuliffe	40,625	30,000	345	70,970
John W. Snow	40,625	30,000	985	71,610

See "Director Compensation" for further details.

COVID-19 Response

At Armada Hoffler, our priority remains the safety and well-being of our employees, their families and all of our stakeholder groups. Due to the escalation of the COVID-19 pandemic, we temporarily pivoted to remote working arrangements for our office employees whose jobs enabled them to work remotely. Workers at our construction sites were deemed essential workers by state governments, and sites remained operational. Implementation of contingency plans for unseen circumstances such as this allow our employees to conduct business as usual. We will always be committed to providing the same support to our partners and tenants and provide continued communication for our investors regardless of working location. We will remain dedicated to the communities around us and devoted to do our part to keep them safe.

ARMADA HOFFLER COVID-19 RESPONSE
•Temporarily pivoted to remote working arrangements for employees starting in March 2020
◦Phased-in return to office approach included flexible transition with the option to work from home if possible
◦Armada Hoffler Construction Company deemed essential business: continued working safely by using regular temperature screenings, single source entries onto jobsites, and more
•Worked proactively to manage tenant relations (see table below for rent collections)
•Engaged regularly with investors to provide transparent communication
•Maintained open and clear communication with employees during remote work
•Partnered with property management to regularly disinfect our office space and common area
•Return-to-work essentials were given to all employees returning to the office: PPE masks, hand sanitizer, hand lotion and tissues
•Modified in-office work protocol and spaces to include newly installed barriers in open spaces, relocation of employees, sanitization of all delivered packages and new guest visitation policy

MAINTAINING TENANT RELATIONS
We worked hand in hand with tenants to defer rent collections for those who needed extra assistance due to the pandemic.

EMPLOYEE COVID-19 RESPONSE SURVEY(1)

95% agree Armada Hoffler responded in a timely manner

92% agree Armada Hoffler responded in a way that demonstrates care of its employees well-being

92% agree employees can trust Armada Hoffler to tell them about the impact COVID-19 is having on the business

83% agree Armada Hoffler understands the additional flexibility needed to manage personal responsibilities

*As a percentage of rent and recover charges due during the period - data as of 1/31/2021.	(1) Virginia based employees surveyed through third-party organization

Armada Hoffler Properties, Inc.	5	Proxy Statement 2021

Sustainability and Diversity

Social

INVESTING IN OUR PEOPLE
We value every employee at Armada Hoffler and believe our continued success is based on their wellness, professional development and well-being. Our core belief is centered in excellent customer service for our team leaders and employees, supporting them through recruiting, onboarding, training, development and total rewards. Furthermore, we continue to strive to build a more diverse and inclusive organization. We empower each other to bring unique perspectives and experiences to work, and we continuously seek new ways to do so.

OUR EMPLOYEES: OUR GREATEST ASSET
In the midst of the ongoing pandemic and with setbacks in the economy, the senior executive team made the decision to continue with the employee evaluation process and associated annual salary increases (with the notable exception of the senior management team who graciously volunteered to forego increases). Additionally, all eligible employees were awarded their annual bonus and restricted stock award. Even with obvious and ample reasons to suspend raises, and even reduce wages and benefits in the current environment, the company believes those sorts of actions would only be implemented as a last resort to preserve jobs. To the contrary, Armada Hoffler chooses to acknowledge and reward superior performance when at all possible. This has been Dan Hoffler’s philosophy since founding the company in 1979.
60% of promotions in 2020 identify as female 30% of promotions in 2020 identify as an ethnic minority

22% of board of directors identify as female	11% of board of directors identify as an ethnic minority	COMMITMENT TO A DIVERSE AND SUSTAINABLE WORKFORCE Armada Hoffler is committed to the continued development of a workforce that reflects a diverse group of people who represent our core values.

SAFETY
In 2020 Armada Hoffler, including its subsidiary construction company, experienced only one recordable accident in almost 300,000 hours worked. This allowed us to achieve an OSHA incident rate of 0.72 per every 200,000 hours worked, which is well below the national average for construction companies of our type and size.

CAREER DEVELOPMENT AND SUPPORTING EXCELLENCE
At Armada Hoffler, we place great value on employee growth through goals, feedback, and professional and leadership development offerings. We are consistently awarded for excellence in our workforce, offices and communities.

STRENGTHENING OUR COMMUNITY
We created an outreach committee more than 30 years ago, which provides employees an opportunity to come together to find ways to give back to the community and help those in need. In 2020, our outreach partnerships included:

•ALS Association •Alzheimer's Association •American Cancer Society	•American Red Cross •Crush Cancer/Cycle for Survival •Hope House	•Meals on Wheels of Virginia Beach •The Up Center •Thurgood Marshall Elementary School

SPECIAL CONSTABLE MALACHI J. BEASLEY AWARD
In July 2020, Armada Hoffler was honored with the Special Constable Malachi J. Beasley Award for the donation to and support of first responders’ mental health. In May 2019, Virginia Beach was struck by tragedy. Following the senseless event, Armada Hoffler proudly donated $50,000 to the Virginia Beach Police Foundation to support crisis counseling and related services for first responders.

Armada Hoffler Properties, Inc.	6	Proxy Statement 2021

Sustainability

Environmental

CLIMATE CHANGE STRATEGIC PLAN
As leaders in the real estate industry, we at Armada Hoffler recognize that a focus on environmental sustainability is critical to the success of our company, the industry and the future of our planet. Throughout the years, Armada Hoffler has consciously invested and refined our focus on various conservation initiatives and business practices. We partner with our stakeholders, Board and executive management team to identify materially relevant opportunities and risks across the Armada Hoffler business portfolio and our environmental, social, and corporate governance ("ESG") strategy. As a result, we are targeting areas where opportunity exists to reduce consumption and emissions, while also increasing operating efficiency within our portfolio. Subsequently, the organization works to craft operating policies that incorporate the spirit the aforementioned initiatives into our priorities, goals and working processes. Some recent examples include investment in LED lighting conversions, LEED certifications, inclusion of ENERGY Star appliances, touchless faucets, paperless/paper reduction initiatives and many more.

Armada Hoffler completed a materiality assessment to identify areas of significant impact to our corporate operations to be prioritized. Through our continued efforts, Armada Hoffler is intentionally reviewing opportunities to improve our position as it relates to overall environmental impact while we are setting targets for our company and its employees to achieve milestones along the way:

•Present a 2030 Climate Change Strategic Plan for review by the Executive Team and Nominating and Corporate Governance Committee, with subsequent publication by the end of FY 2021
•Following publication of Climate Change Strategic Plan, report to the Executive Team (quarterly) and Nominating and Corporate Governance Committee (annually)
•Fully transition portfolio to LED lighting by 2030
•Install EV charging stations at all newly developed buildings beginning in 2021

LIKE FOR LIKE

	Annual Energy Usage	Annual Green House Emissions Usage	Annual Water Usage
	MWh	MTCO2e	KGal
2019	35,841	10,878	76,205
2020	31,515	10,050	71,630

	Decreased Energy Usage	Decreased Green House Emissions	Decreased Water Usage
Change %	-12%	-8%	-6%

2020 GREEN INVESTMENTS
•Acquisition of LEED GOLD certified Annapolis Junction
•Capital expenditure projects including but not limited to:
•LED light conversion and
•auto dimmers
•Touchless low flow faucets and automatic paper towel dispensers
•Tankless waterless water heaters
•Installed Energy Star appliances in redeveloped multifamily units
LEED CERTIFIED PROPERTIES We remain focused on properties that reduce stress on the environment and are proud to feature several LEED certified properties.
LEED Gold •Annapolis Junction •Exelon Headquarters Building* •Thames Street Wharf	LEED Silver •Clark Nexsen Office Building •Legg Mason World Headquarters* •Wills Wharf •1405 Point Street Apartments	LEED Certified •Williams Mullen (LEED Lite)* •Hyatt Place Baltimore* •Virginia Natural Gas*
*Involved in construction and/or development of projects. Armada Hoffler does not have ownership.

Armada Hoffler Properties, Inc.	7	Proxy Statement 2021

Sustainability

Sustainability Committee and Policies

Our cross-functional management sustainability committee was formed to support our ongoing commitment to environmental, workplace health and safety, corporate social responsibility, corporate governance, and other sustainability matters. Members of our Sustainability Committee are appointed by our Chief Executive Officer and are required to report quarterly to our Chief Executive Officer and annually to the Nominating and Corporate Governance Committee.

Our Board of Directors has adopted the following policies, affirming our ongoing commitment to environmental, workplace health and safety, corporate social responsibility, corporate governance, and other sustainability matters.

ENVIRONMENTAL POLICY
Emphasizes our commitment to incorporating leading environmental practices into our business strategy and operations and fostering environmental awareness and responsibility among our employees, vendors, suppliers, and other interested parties. The Environmental Policy memorializes our commitment to conserving natural resources, minimizing waste, recycling, and ensuring compliance with environmental laws and regulations.

HUMAN RIGHTS POLICY
Provides direction and guidance to our employees to ensure that all practices and processes support the fundamental principles of basic human rights, and are developed and implemented in a manner that complies with our core values around human rights and respects the inherent value of each individual. Among other things, the human rights policy:

•prohibits the use of forced or compulsory labor or child labor;
•expressly acknowledges our employees’ rights to lawfully associate or not to associate with groups of their choosing without fear of retaliation; and
•reinforces our commitment to maintaining a healthy and safe work environment that is free from violence, harassment, discrimination, and other unsafe or disruptive conditions.

VENDOR CODE OF BUSINESS CONDUCT
Sets forth the basic requirements expected of our vendors, suppliers, and trade contractors with whom we directly do business, with respect to, among other topics, conflicts of interest, environmental stewardship, anti-corruption, the use of conflict minerals, the conservation of assets, and the protection of whistleblowers.

Stockholders may obtain a copy of our 2020 Sustainability Report on our website at http://armadahoffler.com/sustainability. The information contained on the Company's website is not incorporated by reference into this Proxy Statement.

Armada Hoffler Properties, Inc.	8	Proxy Statement 2021

About The Meeting

Why am I receiving this Proxy Statement?
This Proxy Statement contains information related to the solicitation of proxies in connection with our 2021 Annual Meeting of Stockholders (the “Annual Meeting”), to be held in a virtual-only meeting format, on June 16, 2021, at 10:00 a.m. Eastern Time, for the purposes stated in the accompanying Notice of Annual Meeting of Stockholders. This solicitation is made by Armada Hoffler Properties, Inc. on behalf of our Board of Directors (also referred to as the “Board” in this Proxy Statement).

We have elected to provide access to our proxy materials online. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record on April 19, 2021 (the “Record Date”). All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found in the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On or about April 23, 2021, we intend to make this Proxy Statement available online and to mail the Notice to all stockholders entitled to vote at the Annual Meeting. We intend to mail this Proxy Statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials, within three business days of such request.

The Notice, this Proxy Statement, the proxy card sample and our 2020 Annual Report to Stockholders/Form 10-K for the year ended December 31, 2020 are available at www.proxyvote.com. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

What am I being asked to vote on?
You are being asked to vote on the following proposals:

Proposal 1	Election of Directors
The election of the nine director nominees named in this Proxy Statement, each for a term expiring at the 2022 annual meeting of stockholders, and until his or her successor is duly elected and qualifies;

Proposal 2	Ratification of Ernst & Young LLP	The ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021; and
Proposal 3	Advisory Vote on Executive Compensation	The approval (on an advisory basis) of the compensation of our named executive officers.

Armada Hoffler Properties, Inc.	9	Proxy Statement 2021

About The Meeting
What are the Board’s voting recommendations?
The Board recommends that you vote as follows:

Proposal	Agenda Item	Board Vote Recommendation	Page Reference
1	Election of Directors	FOR	13
2	Ratification of Ernst & Young LLP	FOR	19
3	Advisory Vote on Executive Compensation	FOR	58

Who is entitled to vote at the Annual Meeting?
Only holders of record of our common stock at the close of business on the Record Date (April 19, 2021) are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting. Our common stock constitutes the only class of securities entitled to vote at the Annual Meeting.

What are the voting rights of stockholders?
Each share of our common stock outstanding on the Record Date entitles its holder to cast one vote on each matter to be voted on.

No dissenters’ rights are provided under the Maryland General Corporation Law, our Articles of Amendment and Restatement or our amended and restated bylaws with respect to any of the proposals described in this Proxy Statement.

Who can attend the Annual Meeting?
All holders of our common stock at the close of business on the Record Date (April 19, 2021), or their duly appointed proxies, are authorized to attend the Annual Meeting. Stockholders who wish to participate in the Annual Meeting of Stockholders may attend by visiting the web portal located at www.virtualshareholdermeeting.com/AHH2021 and entering the control number found on the proxy card or voting instruction form.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Many stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name.
As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record: If your shares are registered directly in your name with our transfer agent, Broadridge Financial Solutions, Inc., you are considered the stockholder of record of those shares and the Notice is being sent directly to you by us.

Beneficial Owner of Shares Held in Street Name: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice is being forwarded to you by your broker or nominee, which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote your shares and are also invited to attend the Annual Meeting.

Armada Hoffler Properties, Inc.	10	Proxy Statement 2021

About The Meeting
What will constitute a quorum at the Annual Meeting?
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of our common stock outstanding on the Record Date (April 19, 2021) will constitute a quorum, permitting the stockholders to conduct business at the Annual Meeting. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of determining the presence of a quorum at the Annual Meeting. As of the Record Date, there were 60,310,801 shares of our common stock outstanding.

If a quorum is not present to transact business at the Annual Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit solicitation of additional proxies. The chairperson of the Annual Meeting shall have the power to adjourn the Annual Meeting.

What are broker non-votes?
Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least ten days before the Annual Meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange (the “NYSE”), the exchange on which shares of our common stock are listed. On non-routine matters, nominees cannot vote without instructions from the beneficial owner, resulting in a so-called “broker non-vote.”

Proposal 2 (Ratification of Ernst & Young LLP) is the only proposal that is considered “routine” under the NYSE rules. If you are a beneficial owner and your shares are held in the name of a broker or other nominee, the broker or other nominee is permitted to vote your shares on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021, even if the broker or other nominee does not receive voting instructions from you.

Under NYSE rules, Proposal 1 (Election of Directors) and Proposal 3 (Advisory Vote on Executive Compensation) are considered “non-routine” proposals. Consequently, if you do not give your broker or other nominee voting instructions, your broker or other nominee will not be able to vote on these proposals, and broker non-votes may exist with respect to the election of directors and the advisory vote on executive compensation.

How many votes are needed for the proposals to pass?
The proposals to be voted on at the Annual Meeting have the following voting requirements:

Proposal 1 (Election of Directors)
The affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required for the election of directors. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Proposal 2 (Ratification of Ernst & Young LLP)
The affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021. For purposes of the vote on the ratification of Ernst & Young LLP as our independent registered public accounting firm, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Proposal 3 (Advisory Vote on Executive Compensation)
The affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. For purposes of the advisory vote on executive compensation, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Armada Hoffler Properties, Inc.	11	Proxy Statement 2021

About The Meeting
Will any other matters be voted on?
As of the date of this Proxy Statement, we are not aware of any matters that will come before the Annual Meeting other than those disclosed in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy card will vote the shares represented by the proxies on the other matters in the manner recommended by our Board of Directors, or, if no such recommendation is given, in the discretion of the proxy holders.

How do I vote?
If you are a registered stockholder, you may submit your proxy by U.S. mail, Internet or telephone by following the instructions in the Notice. If you requested a paper copy of the proxy materials, you also may submit your proxy card by mail by following the instructions included with your proxy card. The deadline for submitting your proxy card by Internet or telephone is 11:59 p.m. Eastern Time on June 15, 2021, which is the day before the Annual Meeting date. The designated proxy will vote according to your instructions. You may also attend the Annual Meeting virtually and vote at the meeting.

If you are a street name or beneficial stockholder because your shares are held in a brokerage account or by a bank or other nominee, your broker or nominee firm will provide you with the Notice. Follow the instructions on the Notice to access our proxy materials and vote by Internet or to request a paper or email copy of our proxy materials. If you receive these materials in paper form, the materials include a voting instruction card so that you can instruct your broker or nominee on how to vote your shares.

If you submit your proxy without specifying how you would like your shares voted, your shares will be voted in accordance with the Board’s recommendations specified above under “What are the Board’s voting recommendations?” and in accordance with the discretion of the proxy holders with respect to any other matters that may be voted upon at the Annual Meeting.

If I plan to attend the Annual Meeting, should I still vote by proxy?
Yes. Voting in advance does not affect your right to attend the Annual Meeting. If you send in your proxy card and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting unless you want to change your vote.

How are proxy card votes counted?
If the notice and access proxy card is validly submitted and not subsequently revoked, it will be voted as directed by you. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote: “FOR” the election of all nominees for our Board of Directors named in this Proxy Statement; “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; “FOR” the approval of the compensation of our named executive officers and as recommended by our Board of Directors with regard to any other matters that may properly come before the Annual Meeting, or, if no such recommendation is given, in their own discretion.

May I revoke my vote after I return my proxy card?
Yes. You may revoke a previously granted proxy and change your vote at any time before the taking of the vote at the Annual Meeting by (i) filing with our Corporate Secretary a written notice of revocation or a duly executed proxy card bearing a later date or (ii) attending the Annual Meeting and voting in the virtual meeting portal.

Who pays the costs of soliciting proxies?
We will pay the costs of soliciting proxies, including preparation and mailing of the Notice, preparation and assembly of this Proxy Statement, the proxy card and the 2020 Annual Report to Stockholders/Form 10-K for the year ended December 31, 2020, coordination of the Internet and telephone voting process and any additional information furnished to you by the Company. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of shares of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by Internet and mail may be supplemented by telephone, facsimile or personal solicitation by our directors, officers or other regular employees.

You should rely only on the information provided in this Proxy Statement. We have not authorized anyone to provide you with different or additional information. You should not assume that the information in this Proxy Statement is accurate as of any date other than the date of this Proxy Statement or, where information relates to another date set forth in this Proxy Statement, then as of that date.

Armada Hoffler Properties, Inc.	12	Proxy Statement 2021

Proposal 1: Election of Directors

Our Board is currently comprised of nine directors, all of whom have terms expiring at the Annual Meeting. The nine nominees below, all of whom are currently serving as directors of the Company, have been nominated by our Board for re-election to serve as directors for one-year terms until the 2022 annual meeting of stockholders and until their successors are duly elected and qualify. Based on its review of the relationships between the director nominees and the Company, our Board has affirmatively determined that the following directors are “independent” directors under the rules of the NYSE and under applicable rules of the Securities and Exchange Commission (the “SEC”): Mses. Eva S. Hardy and Dorothy McAuliffe and Messrs. George F. Allen, James A. Carroll, James C. Cherry and John W. Snow.

The Board knows of no reason why any nominee would be unable to serve as a director. If any nominee is unavailable for election or service, the Board may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board. Under these circumstances, the Board may also, as permitted by our amended and restated bylaws, decrease the size of our Board of Directors.

Nominees for Election for a One-Year Term Expiring at the 2022 Annual Meeting
The following table sets forth the name and age of each nominee for director, indicating all positions and offices with us currently held by the director.

Name	Age(1)	Title	Director Since
George F. Allen	69	Independent Director	2013
James A. Carroll	53	Independent Director	2013
James C. Cherry	70	Lead Independent Director	2013
Louis S. Haddad	63	President, Chief Executive Officer, Vice Chairman of the Board of Directors	2013
Eva S. Hardy	76	Independent Director	2015
Daniel A. Hoffler	72	Executive Chairman of the Board of Directors	2013
A. Russell Kirk	73	Director	2013
Dorothy S. McAuliffe	58	Independent Director	2019
John W. Snow	81	Independent Director	2013
(1) Age as of April 23, 2021.

Set forth below are descriptions of the backgrounds and principal occupations of each of our directors, and the period during which he or she has served as a director.

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Proposal 1

George F. Allen	Director	Age: 69 Director since: 2013

Mr. Allen has served as a director since our initial public offering. Mr. Allen currently serves as the President of George Allen Strategies, a consulting firm founded by Mr. Allen, and has served on the board of directors of several technology companies, including Lee Technologies, nanoRisk Assessment and Material Intellect, Inc. He is also presently the Reagan Ranch Presidential Scholar for the Young America’s Foundation and serves on the Reagan Ranch Board of Governors and Appalachian School of Law Board of Trustees. Mr. Allen has served the Commonwealth of Virginia in the House of Delegates, U.S. House of Representatives, as Governor of Virginia and in the U.S. Senate. Mr. Allen also served as the Chairman of the National Republican Senatorial Committee for the 2004 election cycle. Mr. Allen holds an undergraduate degree and a law degree from the University of Virginia.

Based on his demonstrated leadership abilities and his experience in government elected office, we have determined that Mr. Allen should serve as a director.

James A. Carroll	Director	Age: 53 Director since: 2013

Mr. Carroll has served as a director since our initial public offering. Mr. Carroll is the President and Chief Executive Officer of Crestline Hotels & Resorts, LLC, a leading hospitality management company that manages 125 hotel properties throughout 28 states and the District of Columbia. Mr. Carroll originally joined Barceló Crestline Corporation in 2004 as Senior Vice President and Treasurer. He was named Chief Financial Officer in 2006 and promoted to President and Chief Executive Officer of Crestline Hotels & Resorts, LLC, in 2010. Prior to joining Crestline, Mr. Carroll held several operations and financial management positions at Dell, Inc. Mr. Carroll served as a Naval Aviator and Lieutenant in the United States Navy. Mr. Carroll holds an M.B.A. from the Harvard Business School and is a graduate of the U.S. Naval Academy. He also serves on the board for the non-profit organization ServiceSource, Inc., and serves on the Board of Directors for the American Hotel & Lodging Association (AHLA).

Based on his experience in multiple executive roles at a leading company in the real estate industry, his demonstrated leadership abilities and his financial expertise, we have determined Mr. Carroll should serve as a director.

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Proposal 1

James C. Cherry	Lead Independent Director	Age: 70 Director since: 2013

Mr. Cherry has served as a director since our initial public offering and our lead independent director since 2019. He has served as a director of Beach Community Bank, based in Fort Walton Beach, Florida, since July 2018; and, as a director of Magna Imperio Systems Corporation, based in Houston, Texas, since January 2019. He served as CEO and as a director of Park Sterling Corporation (NASDAQ: PSTB), a bank holding company headquartered in Charlotte, North Carolina, since its formation in August 2010 until November 2017 and its wholly-owned subsidiary, Park Sterling Bank, a regional financial services company, since its initial public offering in August 2010 until November 2017. He served as a director of South State Corporation (NASDAQ: SSB) a bank holding company based in Columbia, South Carolina, from December 2017 until December 2019. From 1974 until June 2006, Mr. Cherry served Wachovia Corporation and its principal Wachovia Bank in various leadership positions, including as Chairman and Chief Executive Officer for the Mid-Atlantic Banking, President of Virginia Banking, and Head of Trust and Investment Management.
He chaired the Virginia Bankers Association in 2006-2007.

Based on his experience as an executive at a publicly-traded company and his financial, banking and information security expertise, we have determined that Mr. Cherry should serve as a director.

Louis S. Haddad	President, Chief Executive Officer, Vice Chairman of the Board of Directors	Age: 63 Director since: 2013

Louis S. Haddad. Mr. Haddad has served as our President and Chief Executive Officer and a director since the formation of the Company. He has served as the Vice Chairman of our Board of Directors since 2019. Mr. Haddad has more than 30 years of experience in the commercial real estate industry. Mr. Haddad has served in executive roles within our predecessor entities since 1987, including Chief Executive Officer of our predecessor entities between 1999 and the completion of our initial public offering in 2013, and President of our predecessor between 1996 and 1999. From 1987 to 1996, Mr. Haddad served as President of Armada Hoffler Construction Company. Additionally, Mr. Haddad served as an on-site construction supervisor for Armada Hoffler Construction Company from 1985 until 1987. Prior to joining Armada Hoffler, Mr. Haddad worked at Harkins Builders, which provides construction management services, in Baltimore, Maryland.

Based on his knowledge of our company, its business and properties and his extensive experience in the commercial real estate and construction industries, we have determined that Mr. Haddad should serve as a director.

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Proposal 1

Eva S. Hardy	Independent Director	Age: 76 Director since: 2015

Ms. Hardy has served as a director since March 2015. Ms. Hardy retired as executive vice president of Public Policy and Corporate Communications at Dominion Resources in 2008, after 20 years as an executive with the company, where she was responsible for local, state and federal relations in all states where Dominion did business, as well as media, communications, advertising and The Dominion Foundation. In addition to her private sector experience, Ms. Hardy spent 17 years in local and state government, serving in several positions with the City of Portsmouth, Virginia from 1972 to 1981. She became Commissioner of Labor for Virginia in 1983, and served as Secretary of Health and Human Resources from 1986 to 1990 in the administration of Virginia Gov. Gerald L. Baliles. She served as Interim State Director for US Senator Mark R. Warner in 2009. She has served as Vice Chair of the State Council of Higher Education and on the Board of Trustees of her alma mater, Hood College as well as the Board of the Eastern Virginia Medical School. She currently serves on the Virginia Commonwealth Higher Education Board Appointments Committee.

Based on her extensive experience in the public and private sectors, including as an executive at a publicly traded company, we have determined that Ms. Hardy should serve as a director.

Daniel A. Hoffler	Executive Chairman of Board of Directors	Age: 72 Director since: 2013

Mr. Hoffler has served as the Executive Chairman of our Board of Directors since our initial public offering. Mr. Hoffler founded our predecessor entities in 1979 and served as chairman of the Board of Directors of our predecessor entities. Before founding our predecessor entities, Mr. Hoffler was employed as vice president of marketing for Eastern International, Inc., a commercial real estate development and construction company specializing in construction of warehouse and office buildings. Prior to that, Mr. Hoffler was employed as a regional manager for Dun and Bradstreet, a credit information provider. From 1992 through 1996, Mr. Hoffler served on the University of Virginia’s Board of Directors of Visitors. In 1987, he was chosen as the Outstanding Citizen of Hampton Roads, Virginia. In 1986, Mr. Hoffler was appointed to a five-year term in the Virginia Governor’s Advisory Board of Directors for Industrial Development for the Commonwealth of Virginia. Mr. Hoffler has also previously served on the boards of the Virginia Racing Commission, the Virginia Department of Game and Inland Fisheries, Virginia Department of Transportation and as Chair of the Hampton Roads Partnership. He is a former director of the Shaw Group. Mr. Hoffler graduated from Campbell College with a degree in business.

Based on his knowledge of our company, its business and properties and his extensive experience in the commercial real estate and construction industries, we have determined that Mr. Hoffler should serve as a director.

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Proposal 1

A. Russell Kirk	Director	Age: 73 Director since: 2013

Mr. Kirk has served as a director since our initial public offering and the Vice Chairman of our Board of Directors from 2013 to 2019. Mr. Kirk was responsible for strategic aspects of Armada Hoffler’s businesses, including acquisition and development proposals, investment decisions, structuring partnerships and joint ventures, reviewing contracts, designing exit strategies as well as securing financial commitments from the company’s lenders. Prior to joining Armada Hoffler in 1983, Mr. Kirk was a partner with the law firm of Kaufman & Canoles, where he practiced for ten years, specializing in structuring, marketing and financing real estate transactions. Mr. Kirk also served on the Virginia Port Authority for eight years and served as its Chairman for a portion of that time. Mr. Kirk received a degree from the University of Virginia and graduated from Washington and Lee School of Law, where he was elected to the Order of the Coif.

Based on his knowledge of our company, its business and properties and his extensive experience in the commercial real estate and construction industries, we have determined that Mr. Kirk should serve as a director.

Dorothy S. McAuliffe	Director	Age: 58 Director since: 2019

Ms. McAuliffe has served as a director since September 2019. Ms. McAuliffe currently serves as National Policy Advisor for Share Our Strength, a national non-profit working to end child hunger and poverty in the U.S. She is a member of the board of directors of Food Corps, a non-profit dedicated to supporting America's communities providing nutrition education in local schools. Ms. McAuliffe served as the Governor’s Appointee to the Commonwealth Council on the Interstate Compact on Educational Opportunity for Military Children from 2014 to 2019. Ms. McAuliffe served as the First Lady of the Commonwealth of Virginia from 2014 to 2018 and led initiatives to improve education and health outcomes and strengthen Virginia’s future workforce by ending child hunger and promoting state and local agriculture markets. Ms. McAuliffe worked for several years as an attorney in general practice and in financial institution federal regulation and securities law, including corporate mergers, acquisitions and reorganizations. Ms. McAuliffe holds a law degree from Georgetown University Law Center, and an undergraduate degree from The Catholic University of America. She was a fellow at the Georgetown University Institute of Politics and Public Service.

Based on her extensive experience in the public and private sectors, as well as her background in corporate and securities law, we have determined that Ms. McAuliffe should serve as a director.

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Proposal 1

John W. Snow	Director	Age: 81 Director since: 2013

Mr. Snow has served as a director since our initial public offering and as our lead independent director from 2013 to 2019. Mr. Snow currently serves as the Chairman of Cerberus Management. From February 2003 until June 2006, Mr. Snow served as United States Treasury Secretary under President George W. Bush, a position in which he was a key voice on domestic and global economic issues and helped to steer the effort to pass the 2003 Jobs and Growth Tax Relief Act. Mr. Snow was Chairman and Chief Executive Officer of CSX Corporation (NYSE: CSX), one of America’s leading transportation companies from 1989 until 2003 when he went to Treasury. While in that capacity, he also served as Chairman of the Business Roundtable and on the Business Council’s executive committee, a prestigious business policy group comprised of 250 chief executive officer of the nation’s largest companies. In addition, Mr. Snow co-chaired the influential Conference Board’s Blue Ribbon Commission on Public Trust and Private Enterprises. Mr. Snow served on the board of Dominion Midstream Partners (NYSE: D) from 2014 to 2019 and on the board of Marathon Petroleum Corporation (NYSE: MPC) from 2011 to 2017. Mr. Snow holds a B.A. from University of Toledo, a master’s from The Johns Hopkins University, a law degree from the George Washington University and a Ph.D in Economics from the University of Virginia.

Based on his extensive experience with complex economic issues, his service as the US Secretary of the Treasury, his service on the boards of multiple public companies and his exemplary record of leadership, we have determined that Mr. Snow should serve as a director.

Vote Required and Recommendation
The affirmative vote of the holders of a majority of all the votes cast at the Annual Meeting with respect to the matter is necessary for the election of the nine director nominees. For purposes of the vote on this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

Armada Hoffler Properties, Inc.	18	Proxy Statement 2021

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of our Board, which is composed entirely of independent directors, has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. After careful consideration of the matter and in recognition of the importance of this matter to our stockholders, the Board has determined that it is in the best interests of the Company and our stockholders to seek the ratification by our stockholders of the Audit Committee’s selection of our independent registered public accounting firm. A representative of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Vote Required and Recommendation
The affirmative vote of the holders of a majority of all the votes cast at the Annual Meeting with respect to the matter is necessary for the approval of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. For purposes of vote on this proposal, abstentions will not be counted as votes cast and will have no effect on the result of the vote. Even if the appointment of Ernst & Young LLP as our independent registered public accounting firm is ratified, the Audit Committee may, in its discretion, change that appointment at any time during the year should it determine such a change would be in our and our stockholders’ best interests. In the event that the appointment of Ernst & Young LLP is not ratified, the Audit Committee will consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

Relationship with Independent Registered Public Accounting Firm
Our consolidated financial statements for the years ended December 31, 2020 and 2019 have been audited by Ernst & Young LLP, which served as our independent registered public accounting firm for these years.

The following summarizes the fees billed by Ernst & Young LLP for services performed for the Company for the years ended December 31, 2020 and 2019:

	Year Ended December 31, 2020 ($)	Year Ended December 31, 2019 ($)

Audit Fees(1)	1,298,620	1,275,727
Tax Fees(2)	387,942	310,340
All Other Fees(3)	1,460	1,985
Total	1,688,022	1,588,052
(1) Audit fees for 2020 and 2019 include fees for the annual audit of the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K, reviews of the condensed consolidated financial statements of the Company included in the Company’s Quarterly Reports on Form 10-Q, and the issuance of comfort letters and consents in connection with the Company’s registration statements filed with the SEC.
(2) Tax fees include fees for tax compliance services and tax planning.
(3) All other fees include fees for online resources provided by Ernst & Young LLP.

Pre-Approval Policies and Procedures
The Audit Committee’s policy is to review and pre-approve, either pursuant to the Audit Committee Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of the Company’s independent auditor to provide any permitted non-audit

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Proposal 2
service to the Company. Pursuant to the Audit Committee Pre-Approval Policy, which the Audit Committee reviews and reassesses periodically, a list of specific services within certain categories of services, including audit, audit-related and tax services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by us for each category of pre-approved services. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, the Audit Committee may delegate authority to its chairperson to pre-approve engagements for the performance of audit and non-audit services. The chairperson must report all pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee approved 100% of the audit-related fees, tax fees and other fees for the year ended December 31, 2020.

Armada Hoffler Properties, Inc.	20	Proxy Statement 2021

Corporate Governance and Board Matters

Corporate Governance Profile
We have structured our corporate governance in a manner that we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

6 of 9
our Board is prohibited from electing to classify without first obtaining stockholder approval	each of our directors is subject to re-election annually	we have a majority voting standard for uncontested director elections	six of our nine directors are “independent”

4		Opt-Out
four of our directors qualify as an “audit committee financial expert” as defined by the SEC	all of our standing committees are comprised solely of independent directors	we have opted out of the business combination and control share acquisition statutes in the Maryland General Corporation Law	we have adopted a “proxy access” bylaw provision to enable eligible long-term stockholders to nominate and include their own director nominees in our proxy materials

we have adopted an Incentive Compensation Clawback Policy and an Anti-Hedging Policy	we do not have a stockholder rights plan (poison pill)	we have adopted stock ownership and retention guidelines for all executive officers and non-employee directors	our stockholders have the ability to amend our amended and restated bylaws, subject to certain limitations

Our directors stay informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Sustainability Committee
The Company has established a Sustainability Committee, a cross-functional management committee formed to support the Company's ongoing commitment to environmental, workplace health and safety, corporate and social responsibility, corporate governance, and other sustainability matters. Members of the Sustainability Committee are appointed by our Chief Executive Officer and are required to report quarterly to the CEO and annually to the Nominating and Corporate Governance Committee of the Board.

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Corporate Governance and Board Matters
Proxy Access Bylaw Amendment
On February 18, 2021, our Board reaffirmed our commitment to leadership in corporate governance practices by adopting an amendment to the Company’s bylaws to implement a “proxy access” provision. Proxy access enables eligible long-term stockholders to nominate and include their own director nominees in the Company’s proxy materials, along with the candidates nominated by our Board. With the adoption of this bylaw amendment, a stockholder, or group of up to 20 stockholders, owning at least 3% of the Company’s outstanding shares of common stock continuously for at least three years, will be able to nominate and include in the Company’s proxy materials eligible director nominees up to the greater of (i) 20% of the number of directors up for election at the Company’s annual meeting of stockholders or (ii) two director nominees, subject to the additional requirements specified in the Company’s bylaws. Proxy access rights will first be available to stockholders in connection with our 2022 annual meeting.

Majority Voting Standard for Uncontested Director Elections
Our amended and restated bylaws provide for majority voting in uncontested elections of directors. Under this majority voting standard, the affirmative vote of a majority of the votes cast is required for the election of a director in an uncontested election, which means that the number of votes cast for a director must exceed the number of votes cast against such director. In any contested election, in which the number of director nominees exceeds the number of directors to be elected, directors will be elected by a plurality of the votes cast. Prior to our adoption of the amended and restated bylaws, directors were elected by a plurality of the votes cast, whether or not the election was contested.

In addition, our Corporate Governance Guidelines require incumbent director nominees who fail to receive a majority of the votes cast in an uncontested election of directors to submit an offer to resign from our Board of Directors. The Nominating and Corporate Governance Committee of our Board must consider any such offer to resign and make a recommendation to our Board on whether to accept or reject the resignation. Taking into account the recommendation of the Nominating and Corporate Governance Committee, our Board will determine whether to accept or reject any such resignation within 90 days after the certification of the election results, and we will report such decision in a press release, filing with the SEC or by other public announcement. If an incumbent director’s resignation is accepted by our Board, then our Board may fill the resulting vacancy or decrease the size of our Board in accordance with our amended and restated bylaws. If a director’s resignation is not accepted by our Board, such director will continue to serve until his or her successor is duly elected and qualified, or his or her earlier death, resignation, retirement or removal. For the purposes of applying this majority voting standard, an election is considered “uncontested” if no stockholder provides notice of its intention to nominate one or more candidates to compete with our Boards’ nominees in the manner required by our amended and restated bylaws, or if any such stockholder has withdrawn all such nominations on or before the close of business ten days prior to the filing our definitive proxy statement with the SEC.

Stockholder Amendments to Bylaws
Our amended and restated bylaws permit stockholders to amend our bylaws by the affirmative vote of the holders of a majority of the outstanding shares of our common stock pursuant to a binding proposal submitted to the stockholders for approval at a duly called annual meeting or special meeting of stockholders by a stockholder, or group of no more than six stockholders, owning at least 1% or more of the outstanding shares of our common stock continuously for at least one year. A stockholder proposal submitted under Article XIV of our amended and restated bylaws may not alter or repeal (i) Article XII of the bylaws, which provides for indemnification of our directors and officers, or (ii) Article XIV of the bylaws, which addresses procedures for amendment of the bylaws, in each case, without the approval of our Board.

Stock Ownership Guidelines
On February 21, 2019, our Board, upon the recommendation of the Nominating and Corporate Governance Committee, adopted Stock Ownership Guidelines (the “Guidelines”). The Guidelines apply to executive officers and the non-employee directors of the Company. Our Board believes that our executive officers and non-employee directors should acquire and maintain a material equity position in the Company to promote (i) the further alignment of the interests of such individuals and the Company’s stockholders, (ii) the creation of value for the Company’s stockholders and (iii) the accountability of such individuals for the performance of the Company. The table below sets forth the applicable minimum ownership requirements for our executive officers and non-employee directors and their ownership of Qualifying Securities (as defined below) as of April 1, 2021. Compliance must be achieved by the later of February 21, 2024 or five years from the date on which the individual becomes subject to the Guidelines.

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Corporate Governance and Board Matters

Position	Minimum Ownership Requirement	Minimum Required Ownership of Qualifying Securities(1) (as of April 1, 2021) ($)	Value of Qualifying Securities owned as of April 1, 2021(2) ($)

Chief Executive Officer	5x annual base salary
Louis S. Haddad		5,136,890	32,435,391
Chief Financial Officer	3x annual base salary
Michael P. O’Hara		1,200,000	3,006,922
Other Executive Officers	3x annual base salary
Eric E. Apperson		1,125,000	4,142,612
Shelly R. Hampton		975,000	1,470,614
Shawn J. Tibbetts(3)		1,200,000	319,355
Non-Employee Directors	3x the value of any annual equity award and annual cash retainer (excluding any additional retainer for committee chairs or lead independent director)
George F. Allen		270,000	276,371
James A. Carroll		270,000	340,257
James Cherry		270,000	545,979
Eva S. Hardy		270,000	172,173
Dorothy S. McAuliffe(4)		270,000	41,071
John W. Snow		270,000	2,535,314
(1) Compliance must be achieved by the later of February 21, 2024 or five years from the date on which the individual became subject to the Guidelines.
(2) Represents the number of Qualifying Securities owned as of April 1, 2021 multiplied by $13.10. The value of each individual’s Qualifying Securities as of April 1 each year is determined based on the higher of (i) the closing price of our common stock on the last trading day of the immediately preceding fiscal year and (ii) the volume-weighted average price of our common stock for the 30 trading days immediately preceding April 1.
(3) Mr. Tibbetts became subject to the Guidelines upon being promoted to the role of Chief Operating Officer on February 19, 2020 and, therefore, must be in compliance by February 19, 2025.
(4) Ms. McAuliffe became subject to the Guidelines upon joining the Board of Directors on September 17, 2019 and, therefore, must be in compliance by September 17, 2024.

In addition, Messrs. Hoffler and Kirk owned 5,131,808 and 1,258,154 Qualifying Securities, respectively, as of April 1, 2021.

Our named executive officers and directors (including their trusts) owned 13.2% of our company as of April 1, 2021, which includes ownership of common stock and units of limited partnership interest ("OP units") in Armada Hoffler, L.P., the Company's Operating Partnership (the "Operating Partnership").

For purposes of the Guidelines, our executive officers and non-employee directors may satisfy the Guidelines with the following securities (“Qualifying Securities”), whether owned directly or indirectly by our executive officers and non-employee directors:

•shares of the Company’s common stock;
•OP units;
•time-vesting restricted shares of common stock or similar time-vesting equity awards granted under the Company’s equity incentive plans, whether or not currently vested; and
•performance-vesting restricted shares of common stock or restricted stock units (or similar performance-vesting equity awards granted under the Company’s equity incentive plans) for which the relevant performance targets have been determined to have been met.

Neither stock options nor performance-vesting (i) restricted shares of common stock or (ii) share units or other performance-vesting equity awards granted under the Company’s equity incentive plans for which the relevant performance targets have not been met will be deemed Qualifying Securities for purposes of the Guidelines.

Compliance with the Guidelines is measured on April 1 of each year. Each participant must meet the applicable ownership requirement within five years of the later of (i) the adoption of the Guidelines by the Board and (ii) the date the participant became subject to the Guidelines. If a participant becomes subject to a greater ownership requirement due to an amendment to the Guidelines, a promotion or

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Corporate Governance and Board Matters
an increase in base salary (or, in the case of non-employee directors, an increase in the annual cash retainer or annual equity award), and the participant does not satisfy such requirement at that time, the participant must meet such increased ownership requirement within three years of the date of such amendment to the Guidelines, promotion or increase in base salary, annual retainer or annual equity award. The value of each individual’s Qualifying Securities as of April 1 of each year will be determined based on the higher of (i) the closing price of our common stock on the last trading day of the immediately preceding fiscal year and (ii) the volume-weighted average price of our common stock for the 30 days immediately preceding April 1 of the applicable year. To promote compliance with the Guidelines, participants must retain 100% of the net shares received from any awards granted under our equity incentive plans for a period of one year after the vesting of such awards and, if a participant is not in compliance with the applicable minimum ownership requirement after such time period, must retain 100% of the shares or units until the applicable ownership requirement is met.

Information Security
Our Board recognizes the risks inherent in today's cybersecurity environment. We are committed to proactively researching, implementing, and updating technology security hardware, software, and strategies as the threat landscape around us evolves, ensuring we offer the best protection for our resources and information from unauthorized access. Our governance strategy for information security has been organized as follows:

•The Audit Committee oversees our information security program; the Audit Committee receives updates from the CFO at least semiannually.
•We use a defense in layers approach to risk identification and mitigation and are supported by third-party monitoring, next-generation hardware, and automated logging analysis. We utilize third parties for penetration testing and log evaluation, which provides 24/7 network monitoring to assist in rapid identification and mitigation of any suspicious network access.
•Our policies have been generated using the National Institute of Standards in Technology (NIST) framework as a foundation. We have been measured against that standard by an evaluation specialist and have been determined to be at Tier 3 - Repeatable status.
•We regularly test controls surrounding logical access and change management in our accounting systems.
•We conduct company-wide IT security training, supported by monthly executed simulated email phishing attacks, further supported with weekly "hot-topic" testing for employee training and recognition of attacks.
•We maintain cybersecurity risk insurance covering risks including ransomware, forensic analysis and recovery, and brand protection.
•The Company has experienced only one known data breach in the last three years (December 2020), which resulted in no information security breach penalties or settlements.
•We do not possess personally identifiable information relating to any of our tenants.

Role of the Board in Risk Oversight
One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors administers this oversight function directly, with support from its three standing committees, the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee, each of which addresses risks specific to their respective areas of oversight.

In particular, the Audit Committee has the responsibility to consider and discuss our major financial and cybersecurity risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function.

The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. This committee also monitors the effectiveness of our sustainability initiatives.

The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

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Corporate Governance and Board Matters
Board Committees
Our Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The principal functions of each committee are described below. We comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time, and each of these committees is comprised exclusively of independent directors. Additionally, our Board may from time to time establish certain other committees to facilitate the management of our company.

The table below provides membership information for each of the Board committees as of the date of this Proxy Statement:

Director	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
George F. Allen			■		■	(Chair)
James A. Carroll*	■	(Chair)
James C. Cherry*	■		■		■
Louis S. Haddad
Eva S. Hardy*			■	(Chair)	■
Daniel A. Hoffler
A. Russell Kirk
Dorothy S. McAuliffe*	■
John W. Snow					■

* Audit committee financial expert.

Audit Committee
The Audit Committee is comprised of Messrs. Carroll and Cherry and Ms. McAuliffe, with Mr. Carroll serving as chairperson. Each member of the Audit Committee qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations. The Board determined that each of the Audit Committee members is “financially literate” as that term is defined by the NYSE corporate governance listing standards, and the Board has determined that each of the directors serving on the Audit Committee is “independent” within the meaning of the applicable rules of the SEC and the NYSE listing standards. We adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including oversight related to:

•our accounting and financial reporting processes;
•the integrity of our consolidated financial statements and financial reporting process;
•our systems of disclosure controls and procedures and internal control over financial reporting;
•our compliance with financial, legal and regulatory requirements;
•the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;
•the performance of our internal audit function; and
•our enterprise risk profile.

Additionally, the Audit Committee is responsible for overseeing management's cybersecurity program. The Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also prepares the Audit Committee report required by SEC regulations to be included in our annual Proxy Statement.

During the fiscal year ended December 31, 2020, the Audit Committee met eight times, including telephonic meetings.

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Corporate Governance and Board Matters
Compensation Committee
The Compensation Committee is comprised of Messrs. Allen and Cherry and Ms. Hardy, with Ms. Hardy serving as chairperson. The Board has determined that each of the directors serving on the Compensation Committee is “independent” within the meaning of the applicable rules of the SEC and the NYSE listing standards. We adopted a Compensation Committee charter, which details the principal authority and functions of the Compensation Committee, including:

•reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration of our chief executive officer based on such evaluation;
•reviewing and approving the compensation of all of our other officers;
•reviewing our executive compensation policies and plans;
•implementing and administering our incentive compensation equity-based remuneration plans;
•implementing and administering our incentive compensation clawback policy;
•assisting management in complying with our Proxy Statement and Annual Report disclosure requirements;
•to the extent required by applicable SEC rules, producing a report on executive compensation to be included in our annual Proxy Statement; and
•reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

For more information, see “Compensation Discussion and Analysis” contained elsewhere in this Proxy Statement.

During the fiscal year ended December 31, 2020, the Compensation Committee met three times, including telephonic meetings.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is comprised of Ms. Hardy and Messrs. Allen, Cherry and Snow, with Mr. Allen serving as chairperson. The Board has determined that each of the directors serving on the Nominating and Corporate Governance Committee is “independent” within the meaning of the applicable rules of the SEC and the NYSE listing standards. We adopted a Nominating and Corporate Governance Committee charter, which details the principal functions of the Nominating and Corporate Governance Committee, including:

•identifying and recommending to the full Board of Directors qualified candidates for election as directors and recommending nominees for election as directors at the Annual Meeting of stockholders;
•developing and recommending to the Board of Directors corporate governance guidelines and implementing and monitoring such guidelines;
•recommending to the Board of Directors appropriate policies and initiatives developed by our Sustainability Committee;
•reviewing and making recommendations on matters involving the general operation of the Board of Directors, including board size and composition, and committee composition and structure;
•recommending to the Board of Directors nominees for each committee of the Board of Directors;
•annually facilitating the assessment of the Board of Directors’ performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE corporate governance listing standards; and
•overseeing the Board of Directors’ evaluation of management.

In identifying and recommending nominees for directors, the Nominating and Corporate Governance Committee may consider, among other factors, diversity of relevant experience, expertise and background.

During the fiscal year ended December 31, 2020, the Nominating and Corporate Governance Committee met twice, including telephonic meetings.

Director Selection Process
The Nominating and Corporate Governance Committee is responsible for, among other things, the selection and recommendation to our Board of Directors of nominees for election as directors. In assessing candidates for election to our Board of Directors, the Nominating and Corporate Governance Committee takes into account such factors as it deems appropriate, including, among others, familiarity with our industry, broad experience in business, finance or administration, diversity of both background and experience, areas of expertise

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Corporate Governance and Board Matters
and other factors relative to the overall composition of the Board of Directors. In addition, the Nominating and Corporate Governance Committee considers whether a potential candidate for director has the time available, in light of other business and personal commitments, to perform the responsibilities required for effective service on the Board of Directors. The Board of Directors believes its effectiveness is enhanced by being comprised of individuals with diverse backgrounds, skills and experience that are relevant to the role of the Board of Directors and the needs of our business. Accordingly, the Board of Directors, through the Nominating and Corporate Governance Committee, will regularly review the changing needs of the business and the skills and experience resident in its members, with the intention that the Board of Directors will be periodically “renewed” as certain directors rotate off and new directors are recruited. The Board of Director’s commitment to diversity and renewal will be tempered by the need to balance change with continuity and experience.

Applying the criteria described above, the Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. After completing the identification and evaluation process described above, the Nominating and Corporate Governance Committee recommends the nominees for election to the Board of Directors. Taking the Nominating and Corporate Governance Committee’s recommendation into consideration, the Board of Directors then approves the nominees for directorship for stockholders to consider and vote upon at the annual stockholders’ meeting.

Stockholders wishing to recommend individuals for consideration as directors must follow the procedures described in Article II, Section 11 of the Company’s amended and restated bylaws, including (among other requirements) the receipt of written notice of the nomination by our Corporate Secretary, no later than 120 days prior to the first anniversary of the date of the proxy statement for the previous year’s annual meeting. The stockholder’s notice must set forth as to each nominee all information relating to the person that would be required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Exchange Act if the candidate had been nominated by or on behalf of our Board of Directors. Recommendations by stockholders that are made in this manner will be evaluated in the same manner as other candidates. See “Other Matters—Stockholder Proposals and Nominations for the 2022 Annual Meeting.”

Code of Business Conduct and Ethics
Our Board of Directors established a Code of Business Conduct and Ethics that applies to our officers, directors and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, including vendor relationships;
•full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•compliance with applicable laws, rules and regulations;
•human rights and leading environmental practices;
•prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•accountability for adherence to the code of business conduct and ethics.

Political contributions on behalf of the Company are prohibited.

Any waiver of the Code of Business Conduct and Ethics for our executive officers or directors must be approved by the Board of Directors or a committee of the Board of Directors, and any such waiver shall be promptly disclosed to stockholders as required by law or NYSE regulations.

Availability of Corporate Governance Materials
Stockholders may view our corporate governance materials, including the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and various other corporate governance policies, on our website at www.ArmadaHoffler.com under the “Investors” tab, and these documents are available in print to any stockholder who sends a written request to such effect to Investor Relations, Armada Hoffler Properties, Inc., 222 Central Park Avenue, Suite 2100, Virginia Beach, VA 23462. Information at or connected to our website is not and should not be considered a part of this Proxy Statement. Any amendments to our corporate governance materials will be uploaded to our website without express notice to our stockholders.

Independence of Directors
NYSE listing standards require NYSE-listed companies to have a majority of independent board members and a nominating/corporate governance committee, compensation committee and audit committee, each comprised solely of independent directors. Under the NYSE

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Corporate Governance and Board Matters
listing standards, no director of a company qualifies as “independent” unless the Board of Directors of the Company affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with such company).

The Board currently has nine directors, a majority of whom our Board of Directors affirmatively has determined, after broadly considering all relevant facts and circumstances, to be “independent” under NYSE listing standards and under applicable rules of the SEC. The Board affirmatively has determined that each of the following directors is independent under these standards: Mses. Hardy and McAuliffe and Messrs. Allen, Carroll, Cherry and Snow.

Board Leadership Structure
SEPARATE CHAIRMAN AND CHIEF EXECUTIVE OFFICER POSITIONS
The roles of Executive Chairman and Chief Executive Officer are held by two different individuals, Messrs. Hoffler and Haddad, respectively. The separation of the roles of Chairman and Chief Executive Officer allows Messrs. Hoffler and Haddad to have leadership roles on the executive management team, which our Board of Directors believes is important in light of their knowledge of the Company and their extensive experience in the commercial real estate and construction industries. Our Board of Directors continues to believe that our current leadership structure, including separate positions of Executive Chairman and Chief Executive Officer and the use of a lead independent director, provides an effective leadership model for the Company and the benefit of the distinct abilities and experience of our Executive Chairman, Chief Executive Officer and lead independent director. Our Board of Directors also believes having an Executive Chairman is useful as it ensures that our Board of Directors leadership retains a close working relationship with management.

LEAD INDEPENDENT DIRECTOR
Our Board of Directors believes that its governance structure ensures a strong, independent Board even though our Board of Directors does not have an independent Chairperson. To strengthen the role of our independent directors and encourage independent Board leadership, the Board of Directors also has established the position of lead independent director, which is held by Mr. Cherry. The responsibilities of the lead independent director include, among others:

•serving as liaison between (i) management, including the President and Chief Executive Officer, (ii) our other independent directors and (iii) interested third parties and our Board of Directors;
•presiding at executive sessions of the independent directors;
•serving as the focal point of communication to our Board of Directors regarding management plans and initiatives;
•ensuring that the role between Board oversight and management operations is respected;
•providing the medium for informal dialogue with and between independent directors, allowing for free and open communication within that group; and
•serving as the communication conduit for third parties who wish to communicate with our Board of Directors.

Our lead independent director is selected on an annual basis by a majority of the independent directors then serving on our
Board of Directors.

Board and Committee Meetings
During the fiscal year ended December 31, 2020, the Board of Directors met six times, including telephonic and virtual meetings. Directors are expected to attend, in person or by telephone, all Board of Directors meetings and meetings of committees on which they serve. All directors attended at least 75% of the aggregate of (i) the total number of Board meetings held during the fiscal year ended December 31, 2020 and (ii) the total number of meetings of the Board’s committees on which he or she served in 2020.

Annual Meeting Attendance
Our directors are expected to attend our annual meeting of stockholders. All of our directors attended the 2020 annual meeting of stockholders.

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Corporate Governance and Board Matters
Executive Sessions of Non-Management Directors
Pursuant to our Corporate Governance Guidelines and the NYSE listing standards, in order to promote open discussion among non-management directors, our non-management directors meet in executive sessions without management participation at least quarterly. In addition, our Corporate Governance Guidelines provide that if the group of non-management directors includes directors who are not independent, as defined in the NYSE’s listing standards, at least one such executive session convened per year shall include only independent directors. The lead independent director presides at these sessions.

Communications with the Board
Stockholders and other interested parties may communicate with the Board of Directors by sending written correspondence to the “Lead Independent Director” c/o the Corporate Secretary of Armada Hoffler Properties, Inc., 222 Central Park Avenue, Suite 2100, Virginia Beach, VA 23462, who will then directly forward such correspondence to the lead independent director. The lead independent director will decide what action should be taken with respect to the communication, including whether such communication should be reported to the full Board of Directors.

Director Compensation
In an effort to strengthen our financial flexibility and efficiently manage through the uncertainty caused by the COVID-19 pandemic each of our directors voluntarily elected to reduce their cash retainers and the value of their annual equity awards by 25%, in each case effective as of May 1, 2020. On February 18, 2021, as a result of improvement in general economic conditions and our operating performance, the Company's board of directors reinstated each of the Company's directors to 100% of their respective pre-COVID-19 compensation levels, effective January 1, 2021.

During the fiscal year ended December 31, 2020, annual cash retainers for our non-employee directors were based on the following schedule (prior to giving effect to the 25% reduction described above):

Annual Base Board of Directors Cash Retainer	Annual Audit Committee Chair Cash Retainer	Annual Lead Director Cash Retainer
$50,000	$5,000	$10,000

Each non-employee director receives the annual base cash retainer for his or her services in cash in quarterly installments in conjunction with quarterly meetings of the Board. Each non-employee director may elect to receive up to 100% of his or her annual cash retainers in fully vested shares of our common stock. In addition to the annual cash retainers, on the date of each annual meeting of stockholders, each non-employee director is expected to receive an annual equity award of restricted shares which will vest on the date of the first annual meeting of stockholders after the date of grant, subject to the director’s continued service on the Board of Directors on such date. All awards of restricted stock granted to each non-employee director will vest in full upon a change in control (as defined in the Armada Hoffler Properties, Inc. Amended and Restated 2013 Equity Incentive Plan (the “Equity Incentive Plan”)). We also reimburse each of our directors for his or her travel expenses incurred in connection with his or her attendance at full Board of Directors and committee meetings, attendance at annual or special meetings of our stockholders and site visits to our properties.

For the fiscal year ended December 31, 2020, Mr. Hoffler, our Executive Chairman, and Mr. Kirk, a director, received cash retainers of $260,732 and $42,021, respectively, payable in bi-weekly installments. In addition, on the date of our 2020 annual meeting of stockholders, Messrs. Hoffler and Kirk received equity awards of restricted shares of common stock with a value equal to $82,695 and $30,000, respectively, which will vest on the date of the Annual Meeting, subject to their continued service on the Board on such date. Both the cash retainers and equity awards listed are inclusive of the effect of the 25% reduction described above. Messrs. Hoffler and Kirk also receive healthcare coverage under our healthcare plan available to all employees of our company.
Mr. Haddad, our President, Chief Executive Officer and the Vice Chairman of our Board, does not receive any additional compensation for his service on the Board.

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Corporate Governance and Board Matters
For the fiscal year ending December 31, 2021, annual retainers for our non-employee directors will be based on the following schedule

Annual Base Board of Directors Cash Retainer	Annual Audit Committee Chair Cash Retainer	Annual Compensation and Nominating and Corporate Governance Committee Chair Cash Retainer	Annual Lead Director Cash Retainer
$50,000	$7,500	$5,000	$10,000

The schedule for the fiscal year ended December 31, 2021 remains consistent with the fiscal year ending December 31, 2020. In addition to the annual retainers, on the date of each annual meeting of stockholders beginning in 2021, each non-employee director (other than Mr. Hoffler) is expected to receive an annual equity award of restricted shares with an aggregate value of $40,000 consistent with the annual equity award previously granted. Mr. Hoffler is expected to receive an annual equity award of restricted shares with an aggregate value of $110,260 at the 2021 Annual Meeting.
DIRECTOR COMPENSATION TABLE
The following table provides information on the compensation of our directors for the fiscal year ended December 31, 2020, other than Mr. Haddad, who received no separate compensation for his service as a director. For information related to the compensation of Mr. Haddad, please refer to “Compensation of Executive Officers Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)		Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)

Daniel A. Hoffler	260,732		82,695	116,298	459,725
A. Russell Kirk	42,021		30,000	58,561	130,582
George F. Allen	44,688		30,000	985	75,673
James A. Carroll	46,719	(3)	30,000	985	77,704
James C. Cherry	48,750		30,000	985	79,735
Eva S. Hardy	44,688		30,000	985	75,673
Dorothy S. McAuliffe	40,625		30,000	345	70,970
John W. Snow	40,625	(4)	30,000	985	71,610
(1) Represents the aggregate grant date fair value of restricted shares granted on June 19, 2020. Mr. Hoffler received a grant of 8,641 restricted shares, and each of Messrs. Allen, Carroll, Cherry, Kirk and Snow and Mses. Hardy and McAuliffe received a grant of 3,134 restricted shares, all of which were outstanding as of December 31, 2020.
(2) For non-employee directors, represents dividends paid on unvested restricted shares of common stock. The amounts shown in the “All Other Compensation” for Messrs. Hoffler and Kirk reflect the following:

Name	Automobile Allowance or Personal Use of Company Automobile(a) ($)	Tax Return Prep Fees ($)	Administrative Support ($)	Dividends on Unvested Restricted Stock ($)	Other(b) ($)	Total ($)

Daniel A. Hoffler	36,947	16,500	49,272	3,776	9,803	116,298
A. Russell Kirk	30,840	12,500	—	985	14,236	58,561
(a) Represents costs related to automobile allowance, gas and tolls.
(b) Represents costs related to parking fees, car detailing, personal aircraft use, club dues, commuting expenses, physicals, excess life insurance, 401(k) match, executive fees, cable or DirectTV television.
(3) Includes $11,680 of annual cash retainers, which the director elected to receive in fully vested shares of common stock under the Equity Incentive Plan in lieu of cash payments, in accordance with the director compensation policy described above.
(4) Includes $40,625 of annual cash retainers, which the director elected to receive in fully vested shares of common stock under the Equity Incentive Plan in lieu of cash payments, in accordance with the director compensation policy described above.

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Executive Officers

The following table sets forth information concerning our current executive officers. Executives serve at the Board’s discretion.

Name	Age(1)	Title
Louis S. Haddad	63	President and Chief Executive Officer
Michael P. O’Hara	61	Chief Financial Officer, Treasurer and Corporate Secretary
Shawn J. Tibbetts	40	Chief Operating Officer
Eric E. Apperson	57	President of Construction
Shelly R. Hampton	53	President of Asset Management
(1) Age as of April 23, 2021.

Set forth below are descriptions of the backgrounds of each of our current executive officers (other than Mr. Haddad, whose background and position are described above under “Proposals to be Voted On-Proposal 1: Election of Directors”).

Michael P. O'Hara	Chief Financial Officer, Treasurer and Corporate Secretary

Mr. O’Hara has served as our Chief Financial Officer and Treasurer since our initial public offering and was appointed Corporate Secretary in 2018. Mr. O’Hara has more than 30 years of experience in commercial real estate, accounting, tax, information technology and structured finance. From 2002 until the completion of our initial public offering, Mr. O’Hara served as Chief Financial Officer for our predecessor. Mr. O’Hara joined our predecessor in 1996 as Controller of the construction company and was promoted to Controller of Armada Hoffler Holding Company in 1999. Prior to joining our predecessor, Mr. O’Hara served as Controller of Beacon Construction in Boston, Massachusetts. Mr. O’Hara received a B.S. in accounting from Fairfield University. Mr. O’Hara was previously licensed as a certified public accountant.

Shawn J. Tibbetts	Chief Operating Officer

Mr. Tibbetts joined as our Chief Operating Officer in 2019 and was appointed as an executive officer in February 2020. Mr. Tibbetts is responsible for aligning the day-to-day operations of the Company’s various business lines and support groups with the corporate goals set by the CEO and Board of Directors.  Mr. Tibbetts has more than 15 years of corporate leadership experience with a focus on operating efficiency, talent development and organizational design.  Mr. Tibbetts previously served as the Port of Virginia’s President and COO of Virginia International Terminals, LLC from October 2014 to July 2019 where he was responsible for the portfolio’s P&L, logistics, operations, maintenance, labor relations, IT, safety, security and capital infrastructure projects.  Prior to joining the Port of Virginia in July 2010, Mr. Tibbetts served in various leadership roles at APM Terminals, a global subsidiary of A.P. Moller Maersk from March 2003 to June 2010. Mr. Tibbetts earned his B.B.A. from James Madison, his M.B.A. from the College of William & Mary and completed the Advanced Management Program at Harvard Business School.

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Executive Officers

Eric E. Apperson	President of Construction

Mr. Apperson has served as our President of Construction since our initial public offering. Mr. Apperson has over 25 years of experience in real estate management, development and construction. Mr. Apperson previously served as President of Construction of one of our predecessor entities, a position he assumed in 2000. Prior to being named President of Construction, Mr. Apperson served as President of a subsidiary of our predecessor formerly known as Goodman Segar Hogan Hoffler Construction. Beginning in 1987, Mr. Apperson served our predecessor as project manager. Mr. Apperson earned a B.A. from Hampden-Sydney College.

Shelly R. Hampton	President of Asset Management

Ms. Hampton has served as our President of Asset Management since our initial public offering. Ms. Hampton has nearly 35 years of experience in accounting, finance, administration, operations and management. Ms. Hampton previously served as President of Asset Management of one of our predecessor entities since 2011 until the completion of our initial public offering. From 2009 to 2011, Ms. Hampton served as Vice President of Asset Management of one of our predecessor entities. From 1999 until 2011, Ms. Hampton served as the Director of Asset Management of one of our predecessor entities. Ms. Hampton previously served as Vice President of Finance at JLM Holdings. Ms. Hampton holds an AAS in Business Management from Metropolitan College and graduated cum laude with a B.S. in Business Administration from Western New England College.

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Executive Compensation

Compensation Discussion and Analysis

INTRODUCTION
This Compensation Discussion and Analysis outlines the principles underlying our executive compensation policies and decisions as it relates to the Company’s named executive officers (“NEOs”). The Company’s NEOs for 2020 were:

Louis S. Haddad President and Chief Executive Officer	Michael P. O’Hara Chief Financial Officer, Treasurer and Corporate Secretary	Shawn J. Tibbetts Chief Operating Officer	Eric E. Apperson President of Construction	Shelly R. Hampton President of Asset Management

2020 BUSINESS HIGHLIGHTS AND IMPACT OF COVID-19 PANDEMIC ON OUR BUSINESS
2020 was a difficult year filled with unprecedented challenges brought on by the onset of the COVID-19 pandemic starting in March 2020. The Company’s diversified real estate portfolio comprised of retail, office, and multifamily assets were directly impacted by the restrictions on non-essential commercial activities and impact to the economy. Throughout the year, our response focused on the health and safety of our employees and tenants while working to improve the financial and operational trends in our portfolio.
While the impact on our operations was significant, we were able to maintain high occupancy rates with strong rent collections across our portfolio. In addition, we were able to launch three significant development projects, complete two high-quality asset acquisitions, achieve record gross profit in the construction segment, reinstate the dividend in the third quarter of 2020, and increase the dividend as we entered 2021.
FINANCIAL PERFORMANCE(1)
•Net income at year-end 2020 of $29.8 million was slightly up year-over year compared to $29.6 million for 2019.
•Funds from Operations, or "FFO" of $83.0 million, or $1.06 per diluted share, for the year ended December 31, 2020 compared to $80.0 million, or $1.10 per diluted share, for the year ended December 31, 2019.
•Normalized FFO of $86.2 million, or $1.10 per diluted share, for the year ended December 31, 2020 compared to Normalized FFO of $85.1 million, or $1.17 per diluted share, for the year ended December 31, 2019.
(1) Refer to [Appendix A] for our definition of Net Income, FFO and NFFO.

OPERATING PERFORMANCE
•At year-end, the Company’s retail, office, and multifamily core operating property portfolios were 94.7%, 97.0%, and 92.5% occupied, respectively.
•Renewed over 84% of commercial office and retail space under expiring leases during the fourth quarter. Including new leases, the Company leased over 222,000 square feet of commercial office and retail space.
•Collected 94% of portfolio rents due from the 2nd quarter of 2020 through the 4th quarter of 2020.
•Earned a record $7.7 million of gross profit in the construction segment.
•Total third-party construction contract backlog was $71.3 million at the end of the year.
$71.3m third party contract backlog at year-end 2020

$500m worth of development projects in our pipeline at year end 2020

94% core operating portfolio occupancy at year end 2020

$24m reduction in mezzanine loan balances during 2020

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Executive Compensation

TRANSACTION AND DEVELOPMENT ACTIVITY
•Improved the Company's liquidity position by:
◦the sale of a portfolio of nine unencumbered retail assets comprising over 630,000 square feet, or 15% of the Company's retail portfolio, for total of nearly $100 million, as part of our asset recycling program, and
◦the issuance of $102.2 million of Series A Cumulative Redeemable Perpetual Preferred Stock during 2020.
•Completed and placed in service portions of the Wills Wharf project during the second quarter of 2020.
•Acquired Nexton Square, a 127,000 square foot open air lifestyle center in Summerville, South Carolina in an off-market transaction.
•Completed the acquisition of the Edison Apartments in downtown Richmond, Virginia in an off-market, OP Unit transaction.
•Completed the off-market acquisition of The Residences at Annapolis Junction, a 416-unit, Class A, LEED Gold certified mid-rise apartment community in Howard County, Maryland.
•Reinstated and amended the Company’s two leases with Regal Cinemas to allow for continued occupancy by Regal Cinemas and to provide for additional density:
◦In Harrisonburg, Virginia, the potential for up to 228 conventional apartments and structured parking.
◦At the Virginia Beach Town Center, the ability to program significant additional mixed-use commercial space.
•Formed a 50/50 joint venture that will develop and build T. Rowe Price's new 450,000 square foot global headquarters in Baltimore's Harbor Point. T. Rowe Price signed a 15-year lease and plans to relocate its downtown Baltimore operations to Harbor Point in the first half of 2024. In conjunction with the build-to-suit project, another joint venture will develop and build a new mixed-use facility with structured parking on a neighboring site to accommodate both existing and T. Rowe Price parking requirements.

$2.0b total enterprise value at year end 2020, comprised of 47.4% debt and 52.6% equity

$102.2m Series A Preferred Stock issued in 2020

$7.7m Construction segment gross profit in 2020

$1.2b Current and delivered development since IPO at year end 2020

TOTAL STOCKHOLDER RETURN
While the Company’s short-term stock price performance was negatively impacted by the COVID-19 pandemic, the Company has delivered total stockholder return to stockholders that has been above the 75th percentile of our peer group(3) and outperformed the MSCI US REIT Index over the 5-year, 7-year and since IPO periods, as follows:

	Total Stockholder Return(1)
	1-Year	3-Year	5-Year	7-Year	Since IPO(2)
Armada Hoffler Properties, Inc.	(36%)	(16%)	39%	79%	51%
MSCI US REIT Index	(8%)	11%	27%	69%	48%
Peer Group(3)
75th Percentile	(13%)	13%	36%	56%	29%
50th Percentile	(22%)	(13%)	0%	15%	(6%)
25th Percentile	(38%)	(30%)	(20%)	(14%)	(12%)

(1) Per S&P Global Market Intelligence; Peer Group data excludes companies that did not trade publicly for the entire period referenced.
(2) IPO was completed on May 7, 2013.
(3) The peer group was determined in consultation with FPL. See "Peer Group" below for details.

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EXECUTIVE COMPENSATION SUMMARY
For 2020, each of our named executive officers received 65% of the target cash and stock awards available under the short term incentive program, with the exception of the Chief Operating Officer, who received 100% of the target cash and stock awards available to him under the short term incentive program.

Our Compensation Committee made its compensation plans for 2020 based on a primary objective to motivate our NEOs to continue focusing on Normalized FFO performance and the execution of key strategic priorities. During 2020, we implemented a plan to address the challenges of unfolding events. We improved our liquidity position and changed our asset mix and income sources, which included a decrease in the number of retail properties, a decrease in mezzanine loan balances, and a decrease in interest income. We believe that, in the long-term, the improvement in our liquidity position and asset mix will ultimately generate positive stockholder value even if they may have had a stagnant impact on Normalized FFO in the short-term. With these factors firmly in mind, we note the following compensation-related highlights for 2020:

•Pay-for-Performance Alignment: We award both cash and equity incentive compensation based on challenging goals and subject to meaningful changes in payout levels depending on our annual and long-term performance results.

•Significant Alignment with Our Stockholders: The majority of incentive compensation is payable in awards of restricted stock, including 64% of our CEO’s target incentive opportunity, because we understand the importance of equity-based compensation to align our executives’ interests with those of our stockholders. Additionally, in 2020, the Company extended the vesting period for the restricted stock portion of our NEO incentives to three years to further align with stockholders’ interests and to be more consistent with best governance practices.

•Commitment to Strong Pay Governance: We have adopted stock ownership and retention guidelines for all executive officers and directors, an incentive compensation clawback policy for all executive officers and an anti-hedging policy for all employees and directors. For more information, see “Corporate Governance and Board Matters” contained elsewhere in this Proxy Statement.

STOCKHOLDER SAY-ON-PAY VOTE
At the 2020 Annual Meeting, the Company’s stockholders approved, on a non-binding advisory basis, the Company’s executive compensation plan with an affirmative vote of approximately 98.3% of the votes cast on the matter, which the Company believes affirms strong stockholder support of its executive compensation program. The Compensation Committee is committed to reviewing the results of the advisory say-on-pay vote, market practices and governance standards on an annual basis and making changes as appropriate.

SUMMARY OF 2020 NEO COMPENSATION
Notwithstanding the unprecedented and unforeseen disruption in 2020, the Compensation Committee remained committed to maintaining a pay-for-performance philosophy that balanced the impact of COVID-19 on our financial results, stock price performance and management’s need to focus on new COVID-related priorities. Accordingly, our 2020 compensation included the following key actions:
•Voluntary Reduction in 2020 Base Salary – Our CEO voluntarily elected to reduce his base salary by 25% in light of the COVID-19 pandemic and its ongoing impact on the Company. The reduction was effective from May 1, 2020 until December 31, 2020.
•Significant Decreases to 2020 STIP Payouts – Annual bonus awards under the STIP decreased significantly from 2019, including a threshold level payout that represented a 46% reduction for our CEO (average reduction of 41% for other NEOs). Payouts were paid partially in cash and mostly in restricted shares of the Company’s stock that vest over 3 years. The 2020 STIP payouts were determined based on a review of our 2020 financial results and management’s ability to successfully execute on 2020 operational and strategic priorities, including those related to the COVID-19 pandemic, such as improvements made to the Company's liquidity position.
•Material Difference in Total CEO Compensation Earned in 2020 vs. 2019 – As a result of the significant decrease in payout under our STIP, our CEO’s compensation awarded for 2020 performance was approximately 28% lower than his compensation for 2019 performance as follows:

2020 Compensation(1)	$1,586,390
2019 Compensation(1)	$2,211,753

(1) Compensation reflects our CEO’s base salary and annual STIP payable for the year in which it was earned (which may have been settled in the following year) and excludes any other miscellaneous compensation.

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COMPENSATION OBJECTIVES AND PHILOSOPHY
The Compensation Committee believes that the Company's compensation program for executive officers should:

•attract and retain highly-qualified executives;
•motivate these executives to achieve corporate and individual performance objectives and increase stockholder value on an annual and long-term basis;
•achieve an appropriate balance between risk and reward that does not incentivize excessive risk taking; and
•promote teamwork and cooperation throughout the Company and within the management group.

The Compensation Committee applied this philosophy in establishing each of the elements of executive compensation for the fiscal year ended December 31, 2020. The Compensation Committee’s goal was to align executive compensation with measurable performance and to compare executive compensation with peers and industry-specific market data.

DETERMINING COMPENSATION FOR NAMED EXECUTIVE OFFICERS
•Role of the Compensation Committee: The Compensation Committee of the Board, which is comprised entirely of directors who are independent under the applicable rules of the SEC and the NYSE listing standards, operates under a written charter and is responsible for establishing the terms of the compensation of the Company’s NEOs. The Compensation Committee is responsible for determining and approving our Chief Executive Officer’s compensation and annually reviews corporate goals and objectives related to compensation and evaluates performance related to such goals and objectives. Additionally, the Compensation Committee reviews and approves the compensation of all of our other executive officers, evaluates compensation policies and plans and implements and administers our incentive compensation equity-based remuneration plans.

•Role of the CEO: Our Chief Executive Officer plays a significant role in setting compensation for our other executive officers by providing the Compensation Committee with an evaluation of their performance, together with recommendations for their compensation. Although Mr. Haddad was involved in the compensation setting process, the Compensation Committee and the Board held discussions outside the presence of Mr. Haddad, which allowed the Compensation Committee and the Board to independently discuss any and all recommendations as it determined final compensation amounts for our NEOs.

•Role of the Compensation Consultant: The Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the Chief Executive Officer or other executive officer compensation and to approve such consultant’s fees and other retention terms. In accordance with this authority, the Compensation Committee retained FPL Associates L.P. (“FPL”) as its independent compensation consultant to advise the Compensation Committee on executive officer and director compensation during 2020, including providing industry-specific market data. FPL reported directly to the Compensation Committee, and the Compensation Committee is free to replace FPL or hire additional consultants from time to time. FPL and its affiliates do not provide any other services to us or our affiliates. The Compensation Committee assessed the independence of FPL pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent FPL from serving as an independent consultant to the Compensation Committee.

PEER GROUP
As part of its engagement, FPL provided the Compensation Committee with comparative market data on the overall compensation program for our executive officers based on an analysis of peer companies. The table set forth below identifies the companies in the peer group used for 2020, which the Compensation Committee considered as part of its analysis in setting compensation for our executive officers:

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2020 Executive Compensation Peer Group (“Peer Group”)

City Office REIT, Inc.	Centerspace(1)	Saul Centers, Inc.

Four Corners Property Trust, Inc.	Kite Realty Group Trust	Urstadt Biddle Properties, Inc.

Franklin Street Properties Corp.	One Liberty Properties, Inc.	Washington Real Estate Investment Trust

Getty Realty Corp	Preferred Apartment Communities, Inc.	Whitestone

Independence Realty Trust, Inc.	REITRPT Realty

(1) Formerly Investors Real Estate Trust

Each year, the Company, in consultation with FPL, reviews the peer group to determine the appropriateness of each peer company, as well as the peer group in totality. For 2020, the Company used the following selection criteria:

2020 Peer Group Selection Criteria
Assets/Business Model	We are a diversified REIT with high-quality office, retail and multifamily assets. Accordingly, our peer group represents a blend of all of these asset types to reflect our diverse real estate holdings.
Size Parameters	At the time the Peer Group was approved, each was an internally-managed REIT with an implied equity market capitalization and total enterprise value ranging from 0.5x to 2.5x the size of the Company.
Overall Peer Group
As of December 31, 2020, the Company’s implied equity market capitalization was approximately $884.0 million and total enterprise value was approximately $1.8 billion which approximated the median of the Peer Group as follows:
•Implied Equity Market Capitalization - $435 million to 1.3 billion(1), with a median of approximately $853.0 million.
•Total Enterprise Value - ranged from $1.2 billion to $2.1 billion(1), with a median of approximately $1.7 billion.

(1) Based on the approximate 25th to 75th percentile of the 2020 Peer Group.

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Based on this assessment, changes were made to the Peer Group to remove certain companies with whom the Company does not directly compete for talent or opportunities and to add new peer companies that are more direct competitors. Accordingly, Agree Realty Corporation, CatchMark Timber Trust, Inc., and Easterly Government Properties, Inc. were removed from the Peer Group for 2020. Following these removals, potential replacements were evaluated, and City Office REIT, Inc. and Franklin Street Properties Corp. were added to the Peer Group for 2020. The Compensation Committee may change the composition of the peer group from year to year, as it deems appropriate. In determining 2020 compensation for our NEOs, the Compensation Committee, in consultation with FPL, considered the competitive positioning of our executive compensation levels relative to market data for setting salary, incentive award and total compensation levels.

STRUCTURE AND COMPONENTS OF THE EXECUTIVE COMPENSATION PROGRAM
Our executive compensation program for the NEOs generally consists of base salary, an annual incentive program comprised of cash and restricted stock awards and certain other benefits. We also provide certain severance arrangements for our NEOs. The target amount of compensation is determined based on an assessment of prevailing market compensation levels and the roles, experience, and the value delivered on a daily basis by our NEOs.

The Compensation Committee determined that it was appropriate to increase 2020 compensation opportunities to more competitive levels relative to the Peer Group, while still maintaining a more modest approach with target total compensation still below the median of the Peer Group. The Compensation Committee made the following 2020 compensation decisions prior to the onset of the COVID-19 pandemic based on their assessment that (i) historical compensation levels for our NEOs were below the 25th percentile of the Peer Group; (ii) the size of the Company (based on implied equity market capitalization) is slightly below the median of the Peer Group; and (iii) on a performance basis, the Company has delivered significant long-term value to stockholders.
BASE SALARY
Base salary is intended to attract and retain executive officers based on the scope and complexity of the role and responsibilities, fairness (e.g., employees with similar responsibilities, experience and historical performance are rewarded comparably), and individual performance. The Compensation Committee reviews base salaries annually and makes adjustments to be competitive with market salary levels or to recognize an executive officer’s professional growth and development or increased responsibility within the Company.

The Compensation Committee made the following base salary compensation decisions in early 2020 to ensure that NEO salaries were appropriately set from both a competitive market and internal equity perspective:

Name	2020 Base Salary ($)

Louis S. Haddad(1)	1,027,378
Michael P. O’Hara	400,000
Shawn J. Tibbetts	350,000
Eric E. Apperson	375,000
Shelly Hampton	325,000
(1) Effective May 11, 2020, Mr. Haddad’s voluntarily elected to reduce his base salary by 25% in response to the economic challenges and uncertainty facing the Company resulting from the COVID-19 pandemic. Accordingly, Mr. Haddad’s actual base salary earned for 2020 was $861,640 after giving effect to such voluntary reduction.
SHORT-TERM INCENTIVE PROGRAM
All cash and equity bonus awards for the NEOs are made pursuant to our STIP, using a pay-for-performance structure to align the interests of our executive management team with the interests of our stockholders as follows:
•Award determinations under the STIP are based on quantitative and qualitative factors set by the Compensation Committee each year. The Compensation Committee retains the discretion to equitably adjust the quantitative metrics to account for one-time events, as deemed appropriate.
•The payouts under the STIP are based on the Company achieving certain threshold, target and maximum levels of corporate and individual performance metrics.
•Bonus awards under the STIP are paid partially in cash and partially in restricted shares of the Company’s common stock, subject to additional time-vesting restrictions. The Compensation Committee believes that the vesting schedule promotes retention, encourages long-term performance to maximize the value of and dividends received on stock granted to NEOs, and further aligns the interests of

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our executive officers and stockholders. Further, we believe that this vesting period encourages our executive officers to focus on sustaining our long-term performance, thus minimizing the risk of our executive officers focusing on short-term gains at the expense of our long-term performance. In 2020, this vesting period was increased to three years to enhance our retention efforts and align with market practices.
CASH AWARDS
Under the 2020 STIP, 33-50% of the total incentive compensation eligible to be received by the NEOs was payable in cash.
Our NEOs were eligible to receive the following cash bonus payout at threshold, target and maximum performance:

	Cash Portion of 2020 STIP
Name	Threshold ($)	Target ($)	Maximum ($)

Louis S. Haddad	260,000	400,000	500,000
Michael P. O’Hara	130,000	200,000	250,000
Shawn J. Tibbetts	97,500	150,000	187,500
Eric E. Apperson	97,500	150,000	187,500
Shelly Hampton	65,000	100,000	125,000
RESTRICTED STOCK AWARDS
Under the 2020 STIP, 50-67% of the total incentive compensation eligible to be received by the NEOs was payable in the form of restricted stock awards under the Equity Incentive Plan. Our NEOs were eligible to receive the following restricted stock awards at threshold, target and maximum performance:

	RSA Portion of 2020 STIP
Name	Threshold ($)	Target ($)	Maximum ($)

Louis S. Haddad	464,750	715,000	893,750
Michael P. O’Hara	195,000	300,000	375,000
Shawn J. Tibbetts	130,000	200,000	250,000
Eric E. Apperson	97,500	150,000	187,500
Shelly Hampton	130,000	200,000	250,000
2020 STIP PERFORMANCE EVALUATION
In January 2020, the Compensation Committee approved a STIP that was similar to prior years and was based on the following performance metrics:

Performance Metrics	Weighting
Normalized FFO	35%
Normalized FFO/Share	45%
Individual Goals	20%

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	2020 Quantitative Bonus Goals
2020 STIP Metrics	Threshold ($)	Target ($)	Maximum ($)	Actual ($)

Normalized FFO	91,500,000	93,000,000	94,500,000	86,219,000
Normalized FFO/Share	1.15	1.17	1.19	1.10

The 2020 STIP includes a review of individual performance for each NEO. In 2020, the Compensation Committee established qualitative objectives for each NEO (the qualitative performance objectives for Mr. O’Hara, Ms. Hampton, Mr. Apperson, and Mr.
Tibbetts were primarily established by Mr. Haddad, and approved by the Compensation Committee). The objectives are intended to enhance and support the Company’s overall strategic and operational objectives in its day-to-day activities.

The onset of the COVID-19 pandemic resulted in a material change to the 2020 business landscape and the Company’s business priorities and strategy for the year. Using the original performance metrics would have been inconsistent with the actual priorities of the Company during 2020. The Compensation Committee, in consultation with FPL, determined that it would be more appropriate to evaluate the Company’s 2020 performance results using a broader set of criteria that include both financial performance results and management’s abilities to successfully lead the Company through the COVID-19 pandemic. This represented a temporary modification to the STIP, with the 2021 STIP based 50% on normalized FFO goals (as discussed in more detail below).

The assessment was based on a review of the following key factors:

FINANCIAL PERFORMANCE
•Net income at year-end 2020 of $29.8 million was slightly up year-over year compared to $29.6 million for 2019.
•FFO of $83.0 million, or $1.06 per diluted share, for the year ended December 31, 2020 compared to $80.0 million, or $1.10 per diluted share, for the year ended December 31, 2019.
•Normalized FFO of $86.2 million, or $1.10 per diluted share, for the year ended December 31, 2020 compared to Normalized FFO of $85.1 million, or $1.17 per diluted share, for the year ended December 31, 2019.

LIQUIDITY AND DISPOSITION ACTIVITIES
•Sold a portfolio of nine unencumbered retail assets for total of nearly $100 million.
•Reduced our mezzanine loan balances through the acquisition of two of the associated projects.
•Raised $86.3 million of net proceeds before offering expenses through an underwritten public offering of 3,600,00 shares of Series A Cumulative Redeemable Perpetual Preferred Stock.

LEASING AND OPERATING PERFORMANCE
•Renewed over 84% of commercial office and retail space under expiring leases during the fourth quarter. Including new leases, the Company leased over 222,000 square feet of commercial office and retail space.
•Reinstated and amended the Company’s two leases with Regal Cinemas to allow for continued occupancy by Regal Cinemas and to provide for additional density:
–In Harrisonburg, Virginia, the potential for up to 228 conventional apartments and structured parking.
–At the Virginia Beach Town Center, the ability to program significant additional mixed-use commercial space.
•Collected 94% of portfolio rents due from the second quarter through the fourth quarter of 2020.
•Core operating property portfolio occupancy at 94.4% as of December 31, 2020.

DEVELOPMENT AND ACQUISITION ACTIVITIES
•Completed the acquisition of the Edison Apartments in downtown Richmond, Virginia in an off-market, OP Unit transaction in October 2020.
•Completed the off-market acquisition of The Residences at Annapolis Junction, a 416-unit, Class A, LEED Gold certified mid-rise apartment community in Howard County, Maryland in October 2020.
•Formed a 50/50 joint venture that will develop and build T. Rowe Price's new 450,000 square foot global headquarters in Baltimore's Harbor Point. T. Rowe Price signed a 15-year lease and plans to relocate its downtown Baltimore operations to Harbor Point in the first

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half of 2024. In conjunction with the build-to-suit project, another joint venture will develop and build a new mixed-use facility with structured parking on a neighboring site to accommodate both existing and T. Rowe Price parking requirements.
•Commenced Chronicle Mill development in February 2021.
•Acquired Delray Plaza shopping center in February 2021.
•Closed a new $23 million preferred equity mezzanine loan for the Solis Nexton development project on April 1, 2021. Solis Nexton will be a new 320-unit Class A apartment community in Summerville, South Carolina located within walking distance of Nexton Square, the 127,000 square foot lifestyle center acquired by the Company in 2020.

2020 STIP PAYOUTS
The 2020 annual cash and restricted stock award incentive compensation payable to our NEOs was based on the achievement of the measures listed above. Based on the Compensation Committee’s evaluation of 2020 performance, it was determined that we were able to initiate key development transactions, successfully navigate the Company through the COVID-19 pandemic and undertake new and unforeseen tasks such as successfully collecting rents, maintaining high occupancy rates, and strengthening the Company's liquidity position. The Compensation Committee also recognized that overall 2020 financial results were below original budgets and initial guidance (consistent with many REITs in the multifamily, office and retail sectors). Accordingly, the Compensation Committee determined that the following payouts were appropriate:

•For Messrs. Haddad, O’Hara and Apperson and Ms. Hampton, payouts were approved at “threshold” for both the cash and restricted stock award portions of the STIP; and
•For Mr. Tibbetts, a STIP payout at “target” was approved for both the cash and restricted stock portions based on exemplary individual performance.

The 2020 STIP also includes a review of individual performance for each NEO. In 2020, the Compensation Committee established qualitative objectives for each NEO (the qualitative performance objectives for Mr. O’Hara, Ms. Hampton, Mr. Apperson, and Mr. Tibbetts were primarily established by Mr. Haddad, and approved by the Compensation Committee). The objectives are intended to enhance and support the Company’s overall strategic and operational objectives in its day-to-day activities.

On February 17, 2021, the Compensation Committee approved the 2020 STIP awards as follows:

	2020 Actual STIP Awards
Name	Cash ($)	RSA(1) ($)	Total ($)

Louis S. Haddad	260,000	464,750	724,750
Michael P. O’Hara	130,000	195,000	325,000
Shawn J. Tibbetts	150,000	200,000	350,000
Eric E. Apperson	97,500	97,500	195,000
Shelly Hampton	65,000	130,000	195,000
(1) RSA awards granted under the 2020 STIP plan in March 2021.

Under the STIP, the bonus awards paid in restricted shares of common stock vest two-fifths on the grant date and three-fifths in equal amounts on the first three anniversaries of the grant date. The restricted shares were granted on March 3, 2021.
2021 COMPENSATION PROGRAM
As part of the year-end 2020 compensation process, the Compensation Committee reviewed target compensation levels for each of the NEOs based on the following key considerations: (i) NEO compensation relative to the peer group (which continues to be below the median for all NEOs); (ii) overall company performance; and (iii) individual performance and internal equity factors. Based on this review, the Compensation Committee, in consultation with FPL, determined that it was appropriate for 2021 target compensation opportunities to remain flat for most NEOs, with only Mr. Tibbetts receiving an increase to more competitive levels relative to the Peer Group (as detailed below).

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BASE SALARIES
Effective January 1, 2021, the Compensation Committee restored Mr. Haddad's base salary to its previous level in effect prior to the COVID-19 pandemic. In February 2021, the Compensation Committee approved no changes to salaries for most of our NEOs, other than Mr. Tibbetts whose salary was increased to recognize his increased responsibilities and significant contributions to the Company in 2020. The Compensation Committee has set 2021 base salaries for Messrs. Haddad, O’Hara, Apperson and Tibbetts and Ms. Hampton in the following amounts:

Name	2021 Base Salary(1) ($)

Louis S. Haddad	1,027,378
Michael P. O’Hara	400,000
Shawn J. Tibbetts	400,000
Eric E. Apperson	375,000
Shelly Hampton	325,000
(1) Does not reflect the 3% increase in base salary effective for all employees in September of each year.

2021 STIP
In February 2021, the Compensation Committee approved our 2021 short-term incentive program (the “2021 STIP”). The 2021 STIP is a formulaic program with awards based on pre-defined quantitative and qualitative performance metrics established by the Compensation Committee. Like the 2020 STIP, the 2021 STIP provides opportunities for our NEOs to earn both cash and restricted stock awards.

In establishing the 2021 STIP, the Compensation Committee approved each NEO’s threshold, target and maximum opportunity for both the cash and restricted stock awards under the 2021 STIP, as set forth below. For 2021, target STIP payouts remain flat as compared to 2020, and maximum STIP opportunities were increased from 125% of target to 135% of target to provide balanced leverage at “threshold” and “maximum” payouts and to align more with market practice at peer companies.

POTENTIAL CASH AWARDS
Under the 2021 STIP, Messrs. Haddad, O'Hara, Apperson and Tibbetts and Ms. Hampton are eligible to receive the following cash bonus payout at threshold, target and maximum performance:

	Cash Portion of 2021 STIP
Name	Threshold ($)	Target ($)	Maximum ($)

Louis S. Haddad	260,000	400,000	540,000
Michael P. O’Hara	130,000	200,000	270,000
Shawn J. Tibbetts	130,000	200,000	270,000
Eric E. Apperson	97,500	150,000	202,500
Shelly Hampton	65,000	100,000	135,000

Under the 2021 STIP, 33-50% of the total incentive compensation eligible to be received by the NEOs is payable in cash.

POTENTIAL RESTRICTED STOCK AWARDS
Under the 2021 STIP, Messrs. Haddad, O'Hara, Apperson and Tibbetts and Ms. Hampton are eligible to receive the following restricted stock awards at threshold, target and maximum performance:

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	RSA Portion of 2021 STIP
Name	Threshold ($)	Target ($)	Maximum ($)

Louis S. Haddad	464,750	715,000	965,250
Michael P. O’Hara	195,000	300,000	405,000
Shawn J. Tibbetts	162,500	250,000	337,500
Eric E. Apperson	97,500	150,000	202,500
Shelly Hampton	130,000	200,000	270,000

Under the 2021 STIP, 50-67% of the total incentive compensation eligible to be received by the NEOs is payable in the form of restricted stock awards under the Equity Incentive Plan. Any shares underlying each restricted stock award, to the extent earned by the NEOs, are expected to vest two-fifths on the grant date and one-fifth on each of the first three anniversaries of the grant date. This change was made in 2020 and represented a change from shares granted under the 2019 STIP, which vested one-third on the grant date and are expected to vest one-third on each of the first two anniversaries of the grant date.

PERFORMANCE MEASURES
Incentive compensation payable to our NEOs under the 2021 STIP will be based on the achievement of the following measures, as set forth in the table below.

		2021 Quantitative Bonus Goals
2021 STIP Metrics	Weighting	Threshold ($)	Target ($)	Maximum ($)

Corporate
Normalized Funds from Operations (Normalized FFO)	20%	79,800,000	82,125,000	84,650,000
Normalized FFO/Share	30%	0.97	1.00	1.03
Individual Goals	50%	Assessed by the Compensation Committee based on pre-established goals for each individual(1)
(1) CEO individual goals are based on ensuring company-wide goals are successfully executed, including corporate responsibility, sustainability and human capital goals.

In 2020, STIP bonuses were based 80% on earnings metrics and 20% on individual goals. In 2021, this weighting has changed to be 50% based on earnings metrics and 50% on individual goals.

For purposes of the STIP, we first calculate Funds from Operations (“FFO”), a supplemental non-GAAP financial measure, in accordance with the standards established by the National Association of Real Estate Investment Trusts (“Nareit”). However, because we believe that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by our portfolio and affect the comparability of our year-over-year performance, we also disclose our calculation of Normalized FFO. Management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, debt extinguishment losses and prepayment penalties, impairment of intangible assets and liabilities, property acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives, severance related costs and other non-comparable items. The Compensation Committee retains the discretion to equitably adjust the quantitative metrics to account for one-time events such as capital raising.

TAX AND ACCOUNTING IMPLICATIONS
Section 162(m) of the Code (“Section 162(m)”) generally precludes a publicly held corporation from a federal income tax deduction for a taxable year for compensation in excess of $1 million paid to certain executive officers. While the Compensation Committee considers the limitation on deductibility of compensation under section 162(m), the Compensation Committee believes it is important to retain the flexibility to design compensation programs consistent with our overall executive compensation program, even if some executive

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compensation is not fully deductible, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible for tax purposes. We also consider the accounting impact of all compensation paid to our executives, and equity awards are given special consideration pursuant to FASB ASC Topic 718.

Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee of the Board of Directors are Ms. Hardy and Messrs. Allen and Cherry, with Ms. Hardy serving as chairperson, each of whom is an independent director. None of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or the Compensation Committee. Accordingly, during the fiscal year ended December 31, 2020, there were no interlocks with other companies within the meaning of the SEC’s proxy rules.

CEO Pay Ratio
In order to add context to the compensation of our Chief Executive Officer, we are providing the following information about the relationship between the median annual total compensation of our employees and the annual total compensation of Louis Haddad, our Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with SEC rules.

For 2020, our last completed fiscal year:

•the median annual total compensation of all employees of our Company (other than Mr. Haddad) was $97,371; and
•the annual total compensation of Mr. Haddad, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $1,991,076.

Based on this information, for 2020 the ratio of the annual total compensation of Mr. Haddad to the median annual total compensation of all employees, as determined pursuant to SEC rules, was 20.45 to 1. To determine the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and Mr. Haddad, we took the following steps:

•We identified our employee population as of December 31, 2020, which consisted of approximately 158 full-time and part-time employees.
•With respect to employees other than Mr. Haddad, we calculated each employee’s total compensation for 2020 in accordance with SEC rules with regards to compensation for our NEO’s.
•With the above information, we identified an employee whose compensation we believe best reflects the Company’s employees’ median 2020 compensation, taking into account whether their compensation likely would reflect median employee compensation in future years. The median employee’s annual total compensation totaled $97,371.
•In accordance with SEC rules, with respect to the annual total compensation of Mr. Haddad, we used the amount reported in the “Total” column of our 2020 Summary Compensation Table included in this Proxy Statement.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the information contained in the Compensation Discussion and Analysis section of this Proxy Statement and recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Annual Report on Form 10-K of Armada Hoffler Properties, Inc.

Submitted by the Compensation Committee of the Board of Directors:	Eva S. Hardy (Chairperson)	George F. Allen	James C. Cherry

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

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Summary Compensation Table
The following table sets forth a summary of all compensation earned, awarded or paid, as applicable, to our NEOs in the fiscal years ended December 31, 2020, 2019 and 2018.

Name	Year	Salary ($)		Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation ($)		Total ($)

Louis S. Haddad President, Chief Executive Officer and Director	2020	861,640	(1)	784,572	260,000	84,864	(4)	1,991,076
	2019	939,735		618,898	482,500	88,049		2,129,182
	2018	779,738		526,337	312,500	90,424		1,708,999
Michael P. O’Hara Chief Financial Officer, Treasurer and Corporate Secretary	2020	399,635		388,887	130,000	54,049	(5)	972,571
	2019	377,180		368,615	218,750	52,993		1,017,538
	2018	312,402		110,925	187,500	46,042		656,869
Shawn J. Tibbetts(6) Chief Operations Officer	2020	350,002		207,600	150,000	36,019	(7)	743,621

Eric E. Apperson President of Construction	2020	374,904		148,036	97,500	48,200	(8)	668,640
	2019	363,834		148,534	150,000	51,963		714,331
	2018	352,996		167,382	150,000	42,669		713,047
Shelly Hampton President of Asset Management	2020	324,819		222,063	65,000	41,519	(9)	653,401
	2019	311,859		200,534	125,000	44,520		681,913
	2018	301,809		105,879	112,500	36,826		557,014
(1) In an effort to strengthen our financial flexibility and efficiently manage through the uncertainty caused by the COVID-19 pandemic, Mr. Haddad voluntarily elected to reduce his base salary by 25% effective as of May 1, 2020. On February 18, 2021, as a result of improvement in general economic conditions and our operating performance, the Company's board of directors reinstated Mr. Haddad’s base salary to pre-COVID-19 compensation levels, effective January 1, 2021.
(2) Represents the stock portion of the annual STIP payable to each NEO, which comprised 58-77% of the total STIP award in the fiscal year ended December 31, 2020, as well as any discretionary grants of restricted stock, and reflects the aggregate grant date fair value of restricted stock computed in accordance with FASB ASC Topic 718. The stock portion of the STIP award was in the form of shares of restricted common stock and is presented in the year in which the stock grant was made, rather than the year such stock grant was earned.
(3) Represents the cash portion of the annual STIP payable to each NEO for the year in which it was earned, which comprised 23-42% of the total STIP award for the fiscal year ended December 31, 2020.
(4) This amount represents: (i) automobile allowance and gas in the amount of $35,881; (ii) parking fees in the amount of $1,645; (iii) club membership dues in the amount of $900; (iv) concierge health services in the amount of $5,600; (v) tax return preparation fees in the amount of $10,400; (vi) excess life insurance in the amount of $2,772; (vii) dividends on unvested restricted stock in the amount of $22,916; and (viii) 401(k) match in the amount of $4,750.
(5) This amount represents: (i) automobile allowance (including gas) in the amount of $24,835; (ii) parking fees in the amount of $1,645; (iii) concierge health services in the amount of $5,600; (iv) tax return preparation fees in the amount of $3,550; (v) dividends on unvested restricted stock in the amount of $11,589; (vi) excess life insurance in the amount of $2,079; and (vii) 401(k) match in the amount of $4,750.
(6) In accordance with applicable SEC rules, information for Mr. Tibbetts is not provided for 2018 or 2019 because he was not a NEO as of December 31, 2018 or 2019.
(7) This amount represents: (i) automobile allowance (including automobile insurance and gas) in the amount of $24,938; (ii) parking fees in the amount of $1,563; (iii) concierge health services in the amount of $5,600; (iv) excess life insurance in the amount of $420; (v) dividends on unvested restricted stock in the amount of $2,640; and (vi) 401(k) match in the amount of $858.
(8) This amount represents: (i) automobile allowance (including automobile insurance and gas) in the amount of $24,646; (ii) parking fees in the amount of $1,645; (iii) club membership dues in the amount of $900; (iv) concierge health services in the amount of $5,600; (v) tax return preparation fees in the amount of $3,650; (vi) excess life insurance in the amount of $1,806; (vii) dividends on unvested restricted stock in the amount of $5,203; and (viii) 401(k) match in the amount of $4,750.
(9) This amount represents: (i) automobile allowance (including automobile insurance and gas) in the amount of $24,231; (ii) parking fees in the amount of $1,578; (iii) club membership dues in the amount of $900; (iv) concierge health services in the amount of $1,800; (v) tax return preparation fees in the amount of $2,750; (vi) excess life insurance in the amount of $966; (vii) dividends on unvested restricted stock in the amount of $6,677; and (viii) 401(k) match in the amount of $2,617.

Armada Hoffler Properties, Inc.	45	Proxy Statement 2021

Executive Compensation
Grants of Plan-Based Awards
The following table summarizes grants of plan-based awards made to our NEOs in 2020.

Name			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards		Grant Date Fair Value of Restricted Stock(3) ($)
	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)

Louis S. Haddad	03/03/20	02/20/20	260,000	400,000	500,000	413,400	636,000	795,000			784,572
Michael P. O’Hara	03/03/20	02/20/20	130,000	200,000	250,000	113,750	175,000	218,750			215,887
	03/03/20	02/20/20							10,000	(4)	173,000
Shawn J. Tibbetts	03/03/20	02/20/20	97,500	150,000	187,500	N/A	N/A	N/A
	03/03/20	02/20/20							12,000	(5)	207,600
Eric E. Apperson	03/03/20	02/20/20	97,500	150,000	187,500	78,000	120,000	150,000			148,036
Shelly Hampton	03/03/20	02/20/20	65,000	100,000	125,000	117,000	180,000	225,000			222,063
(1) Represents the cash portion of the 2020 STIP.
(2) Represents the restricted stock portion of the 2019 STIP, one-third of which vested on the grant date, one-third of which will vest on the first anniversary of the grant date and one-third of which will vest on the second anniversary of the grant date, subject to the executive's continued employment on such dates. For information regarding the restricted stock portion of the 2020 STIP, see “Compensation Discussion and Analysis - Structure and Components of the Executive Compensation Program - Short-Term Incentive Program” above.
(3) The grant date fair value for the shares of restricted stock was determined in accordance with ASC Topic 718.
(4) Represents an additional discretionary grant of restricted shares of common stock made in recognition of Mr. O’Hara’s extraordinary contributions during 2019, including the assumption of additional responsibilities within the Company. One-third of the award vested on the grant date, one-third will vest on the first anniversary of the grant date and one-third will vest on the second anniversary of the grant date, subject to the executive's continued employment on such dates.
(5) Represents a one-time grant of restricted shares of common stock made in connection with Mr. Tibbetts’ appointment an as executive officer, one-third of which vested on the grant date, one-third of which will vest on the first anniversary of the grant date and one-third of which will vest on the second anniversary of the grant date, subject to the executive's continued employment on such dates.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table
The following discussion should be read in conjunction with (i) the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table” as well as the footnotes to such tables and (ii) the disclosure under the caption “Compensation Discussion and Analysis” above.

EQUITY AWARDS
The equity awards granted to our NEOs during 2020 that appear in the tables above were granted pursuant to the 2019 STIP, which is described in detail in the Compensation Discussion and Analysis section of our definitive proxy statement filed with the SEC on April 24, 2020, under the caption “Structure and Components of the Executive Compensation Program-Short Term Incentive Program.” Shares of restricted stock awarded under the 2019 STIP were granted pursuant to the Equity Incentive Plan. The Equity Incentive Plan was approved by our Board and by our stockholders prior to the completion of our initial public offering in 2013. On June 14, 2017, the Company’s stockholders approved the Amended and Restated Equity Incentive Plan, which increased the number of shares of the Company’s common stock reserved for issuance by 1,000,000 shares. The Equity Incentive Plan, as amended, provides for the grant of stock options, stock appreciation rights, stock awards, performance awards, dividend equivalents, incentive awards and other equity-based incentive awards. All of our employees and the employees of our subsidiaries and affiliates, including the Operating Partnership,

Armada Hoffler Properties, Inc.	46	Proxy Statement 2021

Executive Compensation
and members of our Board, are eligible to receive awards under the Equity Incentive Plan. The Equity Incentive Plan is administered by the Compensation Committee, which is comprised entirely of non-employee directors.

COMPENSATION MIX
As discussed in more detail under the caption “Compensation Discussion and Analysis - Structure and Components of the Executive Compensation Program” above, in 2020, the Company’s compensation program was comprised of base salary and cash and equity awards under the 2020 STIP, with the exception of discretionary grants of restricted stock to Michael O'Hara, the Company's Chief Financial Officer, and Shawn Tibbetts, the Company's Chief Operating Officer (see "Discretionary Restricted Stock Awards"). The Compensation Committee does not allocate a fixed percentage of the NEO compensation packages to each of these elements and may, in its discretion, elect to change the mix of compensation between cash and equity in any particular year to achieve an appropriate balance among these elements and to incentivize our NEOs to focus on financial and operating results in the near term and the creation of stockholder value over the long term.

OTHER PLANS, PERQUISITES AND PERSONAL BENEFITS
Each of our NEOs is eligible to participate in all of compensatory and benefit plans on the same basis as our other employees. In addition, certain of our NEOs receive additional benefits, such as allowances for an automobile, club membership dues, tax return preparation fees, excess life insurance, concierge health services and an executive physical exam. See “Summary Compensation Table” above. We also pay cash dividends to our employees, including our NEOs, on their unvested shares of restricted stock.

DISCRETIONARY RESTRICTED STOCK AWARDS
From time to time, our Compensation Committee may make discretionary awards of restricted stock to our NEOs. These discretionary awards of restricted stock are designed to reward our NEOs for their individual performance and the assumption of additional responsibilities within the Company. In 2020, Michael O’Hara, the Company’s Chief Financial Officer, received a discretionary grant of restricted stock with a grant-date value of $173,000 for his extraordinary contributions during 2019, including the assumption of additional responsibilities within the Company, and Shawn Tibbetts, the Company’s Chief Operating Officer, received a one-time grant of restricted stock with a grant-date value of $207,600 in connection with his appointment as an executive officer.

EMPLOYMENT AND SEVERANCE ARRANGEMENT
We do not have employment or severance agreements with our NEOs. However, our Operating Partnership adopted the Executive Severance Benefit Plan (the “Severance Plan”), in which our NEOs, in their capacity as employees of our Operating Partnership, participate. See “Potential Payments Upon Termination or Change in Control” below.

RETIREMENT PLANS
We match a discretionary percentage of the contributions made by our employees, including our NEOs, to our 401(k) plan up to the maximum amount permitted by law, excluding any catch up contributions. In 2020 this was a 25% match.

Armada Hoffler Properties, Inc.	47	Proxy Statement 2021

Executive Compensation
Outstanding Equity Awards at Fiscal Year-End December 31, 2020
The following table presents information about our NEO’s outstanding equity awards as of December 31, 2020. The equity awards consist of time-vesting restricted shares of common stock.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)

Louis S. Haddad President, Chief Executive Officer and Director	3/3/2020	30,234	339,225
	3/3/2019	13,572	152,278
Michael P. O’Hara Chief Financial Officer, Treasurer and Corporate Secretary	3/3/2020	14,986	168,143
	3/3/2019	8,083	90,691
Shawn J. Tibbetts Chief Operating Officer	3/3/2020	8,000	89,760

Eric E. Apperson President of Construction	3/3/2020	5,704	63,999
	3/3/2019	3,257	36,544
Shelly Hampton President of Asset Management	3/3/2020	8,557	96,010
	3/3/2019	4,397	49,334
(1) Represents restricted shares of common stock granted under our Equity Incentive Plan for 2020 and 2019 bonus awards, one-third of which vested on the grant date, one-third of which vest on the first anniversary of the grant date and one-third of which vest on the second anniversary of the grant date.
(2) Market value reflects the number of restricted shares multiplied by $11.22 per share, which was the closing price of our common stock on the NYSE on December 31, 2020.

2020 Option Exercises and Stock Vested
The following table sets forth, for each of our NEOs, the number of shares of our common stock that vested in 2020 as well as the value of those shares upon vesting.

	Time-Vested Stock Awards
NEO	Number of Shares Acquired on Vesting	Value Realized on Vesting(1) ($)

Louis S. Haddad	41,831	723,676
Michael P. O’Hara	18,346	317,386
Shawn J. Tibbetts	4,000	69,200
Eric E. Apperson	10,289	178,000
Shelly Hampton	11,320	195,836
(1) Value realized reflects the number of shares acquired on vesting multiplied by $17.30 per share, which was the closing price of our common stock on the NYSE the day before vesting, March 2, 2020.

Armada Hoffler Properties, Inc.	48	Proxy Statement 2021

Executive Compensation
Potential Payments Upon Termination or Change in Control

SEVERANCE BENEFITS
We do not have employment or severance agreements with our named executive officers. However, our Operating Partnership maintains our Severance Plan, in which our named executive officers, in their capacity as employees of our Operating Partnership, participate.

Participation in the Severance Plan is limited to employees of our Operating Partnership and its affiliates who are members of a select group of management or highly compensated employees and who are selected to participate in the Severance Plan by our Board of Directors or by a committee thereof. A Severance Plan participant is entitled to receive benefits thereunder only if the participant’s employment is terminated by his or her employer for a reason other than “Cause” or the participant resigns with “Good Reason.” The Severance Plan defines the term “Cause” as (i) a participant’s willful failure or refusal to perform specific written directives that are consistent with the scope and nature of the participant’s duties, (ii) a conviction of, or plea of guilty or nolo contendere to, a felony, (iii) any act of dishonesty which results in a material unjust gain to the participant at the expense of his or her employer, (iv) any act of a participant involving moral turpitude which materially and adversely affects the business of his or her employer, (v) a material breach of the restrictive covenants set forth in the Severance Plan or (vi) a failure to perform a material duty or a material breach of an obligation to his or her employer or a material breach of a written policy of his or her employer other than due to mental or physical illness or injury. The Severance Plan defines the term “Good Reason” as (i) a material breach by the Company or an affiliate of the Company of a written agreement between the participant and the Company or an affiliate of the Company, (ii) a material reduction in the nature or scope of the participant’s title, authority, powers, functions, duties or responsibilities, (iii) a material reduction in the participant’s base salary or bonus opportunity (other than a reduction for Cause or a reduction related to a general reduction that affects similarly situated individuals in a comparable manner) or (iv) a requirement that the participant, without his or her consent, change his or her principal office to a location that is more than fifty miles from the participant’s then-current principal office.

The benefits payable to a Severance Plan participant who is terminated without Cause or resigns with Good Reason will be (i) payment of accrued but unpaid salary, bonus and vacation pay, (ii) a pro-rated amount of the participant’s “target” bonus for the year of termination, (iii) a multiple of the sum of the participant’s annual salary and “target” bonus for the year of termination, (iv) a multiple of the annual COBRA premium for the participant’s health plan coverage and (v) a multiple of the annual employer premium for the participant’s life insurance, long-term disability insurance and accidental death and dismemberment insurance. The Severance Plan provides three levels of benefits; Tier I, Tier II and Tier III. If a “target” level of bonus is not established for a participant, then the “target” will be 75%, 50% or 25% of base salary for Tier I, Tier II and Tier III participants, respectively. The Severance Plan provides for three levels of multiples, as described above: three times, two times and one time, for participants who are designated as Tier I, Tier II and Tier III participants, respectively. However, the multiple will be two and one-half for a Tier II participant and one and one-half for a Tier III participant who has a covered termination within ninety days before or within one year after we experience a change in control (which is defined in the Severance Plan in the same terms as in the Equity Incentive Plan). The Severance Plan multiple for our named executive officers is three times in the case of Mr. Haddad, two times in the case of Messrs. Apperson, and O’Hara, and Ms. Hampton, and one times in the case of Mr. Tibbetts. The committee that we appoint to administer the Severance Plan or we (in our capacity as the general partner of our Operating Partnership) determines which employees participate in the Severance Plan and each participant’s multiple.

No benefits will be paid under the Severance Plan unless the participant signs a release, in a form provided by our Operating Partnership, releasing us and our Operating Partnership and such other parties as are named in the release from any claims that the participant may have.

As a condition of participation in the Severance Plan, each participant agrees to comply with the following covenants:

•a covenant against competition and non-solicitation of employees and clients during employment and for one year after employment ends for any reason; and
•a covenant against disclosure of confidential information.

EQUITY ACCELERATION
The Executive Stock Award Agreement (the “Award Agreement”), which governs the awards granted in accordance with the Equity Incentive Plan, provides for acceleration in connection with a termination of employment, resignation, or a change of control. Participation in the Award Agreement is limited to employees or officers of our Operating Partnership and its affiliates and individuals who provide significant services to the Company or its affiliates.

A participant’s interest in the shares of common stock covered by the award will become vested and nonforfeitable if the participant is terminated by his or her employer for a reason other than “Cause” or if the participant resigns with “Good Reason” and remains in the continuous employ of the Company or an affiliate from the date of the award’s grant until the date such employment ends. The Award

Armada Hoffler Properties, Inc.	49	Proxy Statement 2021

Executive Compensation
Agreement defines “Cause” as (i) the participant’s failure to perform a material duty or the participant’s material breach of an obligation under an agreement with the Company or a breach of a material and written Company policy other than by reason of mental or physical illness or injury, (ii) the participant’s breach of a fiduciary duty to the Company, (iii) the participant’s conduct that is demonstrably and materially injurious to the Company, materially or otherwise or (iv) the participant’s conviction of, or plea of nolo contendre to, a felony or crime involving moral turpitude or fraud or dishonesty involving assets of the Company and that in all cases is described in a written notice from the Board and that is not cured, to the reasonable satisfaction of the Board, within thirty (30) days after such notice is received by the participant. The Award Agreement defines the term “Good Reason” as (i) the Company’s material breach of an agreement with the participant or a direction from the Board that the participant act or refrain from acting which in either case would be unlawful or contrary to a material and written Company policy, (ii) a material diminution in the participant’s duties, functions and responsibilities to the Company and its affiliates without the participant’s consent or the Company preventing the participant from fulfilling or exercising the participant’s material duties, functions and responsibilities to the Company and its affiliates without the participant’s consent, (iii) a material reduction in the participant’s base salary or annual bonus opportunity or (iv) a requirement that the participant relocate the participant’s employment more than fifty (50) miles from the location of the participant’s principal office on the date of the award’s grant, without the consent of the participant.

In addition, a participant’s interest in the shares of common stock covered by the award will become vested and nonforfeitable upon a “Change in Control” if the participant remains in the continuous employ of the Company or an affiliate from the date of the award’s grant until the control change is in effect. A “Change in Control” will occur if (i) any “person” (except as otherwise defined in the Equity Incentive Plan) becomes the beneficial owner, directly or indirectly, of securities of the Company representing at least 50% of the combined voting power or common stock of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power and common stock of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (iv) there is consummated a sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect, including a liquidation) other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than fifty percent (50%) of the combined voting power and common stock of which is owned by stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale.

For purposes of the table below, we have made the following assumptions where applicable:

•The date of termination is December 31, 2020;
•The payments are based on the terms of the Severance Plan and the applicable award agreements governing unvested equity awards;
•There is no earned, accrued but unpaid salary;
•There is no earned, accrued but unpaid bonus for the prior year; and
•The premiums for the NEO’s health plan coverage, life insurance, long-term disability insurance and accidental death and dismemberment insurance is constant throughout the year.

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Executive Compensation

NEO	Benefit	Termination w/o Cause or for Good Reason More than 90 Days Prior to or More than One Year After Change of Control ($)		Termination w/o Cause or for Good Reason Within 90 Days Prior to or One Year After Change of Control ($)		Termination for Cause or w/o Good Reason	Death or Disability

Louis S. Haddad	Accrued and Unpaid Amounts(1)	—		—		—	—
	Lump Sum Cash Severance	4,763,315	(2)	4,763,315	(3)	—	—
	Accelerated Vesting of Stock Awards(4)	491,503		491,503		—	—
Michael P. O’Hara	Accrued and Unpaid Amounts(1)	—		—		—	—
	Lump Sum Cash Severance	1,434,323	(2)	1,742,904	(3)	—	—
	Accelerated Vesting of Stock Awards(4)	258,834		258,834		—	—
Shawn J. Tibbetts	Accrued and Unpaid Amounts(1)	—		—		—	—
	Lump Sum Cash Severance	723,478	(2)	755,781	(3)	—	—
	Accelerated Vesting of Stock Awards(4)	89,760		89,760		—	—
Eric E. Apperson	Accrued and Unpaid Amounts(1)	—		—		—	—
	Lump Sum Cash Severance	1,246,955	(2)	1,521,194	(3)	—	—
	Accelerated Vesting of Stock Awards(4)	100,542		100,542		—	—
Shelly Hampton	Accrued and Unpaid Amounts(1)	—		—		—	—
	Lump Sum Cash Severance	968,182	(2)	1,185,228	(3)	—	—
	Accelerated Vesting of Stock Awards(4)	145,344		145,344		—	—
(1) Represents amounts that may be payable for any base salary or cash bonus that has been earned but remains unpaid and any accrued but unused vacation pay, in each case at the time of termination.
(2) In the event the NEO is terminated without Cause or for Good Reason more than 90 days prior to the occurrence of a Change of Control or more than one year after the occurrence of a Change of Control, the NEO will receive a lump sum amount in cash equal to: (i) the applicable multiple of the NEOs base salary as in effect on the date of termination, (ii) the applicable multiple of the NEOs bonus for the year in which employment is terminated; (iii) the pro rata amount (based on the portion of the calendar year that the NEO was employed by the Company) of the NEOs target bonus for the year in which employment is terminated; (iii) the applicable multiple of the annual COBRA premium for the participant’s health plan coverage; and (v) the applicable multiple of the annual employer premium for the participant’s life insurance, long-term disability insurance and accidental death and dismemberment insurance. The applicable multiple for our NEOs is 3x for Mr. Haddad and 2x for Ms. Hampton and Messrs. O’Hara and Apperson and 1x for Mr. Tibbetts.
(3) In the event the NEO is terminated without Cause or for Good Reason within 90 days prior to the occurrence of a Change of Control or within one year after the occurrence of a Change of Control, the NEO will receive a lump sum amount in cash equal to: (i) the applicable multiple of the NEOs base salary as in effect on the date of termination; (ii) the applicable multiple of the NEOs bonus for the year in which employment is terminated; (iii) the pro rata amount (based on the portion of the calendar year that the NEO was employed by the Company) of the NEOs target bonus for the year in which employment is terminated; (iii) the applicable multiple of the annual COBRA premium for the participant’s health plan coverage; and (v) the applicable multiple of the annual employer premium for the participant’s life insurance, long-term disability insurance and accidental death and dismemberment insurance. The applicable multiple for our NEOs is 3x for Mr. Haddad and 2.5x for Ms. Hampton and Messrs. O’Hara and Apperson and 1x for Mr. Tibbetts.
(4) Reflects the value equal to the number of restricted shares held by the NEO as of December 31, 2020 multiplied by $11.22 per share, which was the closing price of our common stock on the NYSE on December 31, 2020.

Armada Hoffler Properties, Inc.	51	Proxy Statement 2021

Equity Compensation Plan Information

The following table gives information about shares of our common stock that may be issued under the Equity Incentive Plan as of December 31, 2020.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)

Equity compensation plans approved by stockholders(1)	175,255	(2)	—	(3)	728,790
Equity compensation plans not approved by stockholders	—		—		—
Total	175,255		—		728,790
(1) The initial Equity Incentive Plan was approved by our stockholders prior to the completion of our initial public offering. On June 14, 2017, the Company’s stockholders approved an amendment to the Equity Incentive Plan to, among other things, increase the numbers of shares of our common stock reserved for issuance by 1,000,000 shares.
(2) Represents up to 175,255 shares of common stock that may be issued upon vesting of outstanding RSUs, assuming maximum vesting is achieved.
(3) Does not account for the shares of common stock subject to outstanding RSUs because there is no exercise price for such shares.

Armada Hoffler Properties, Inc.	52	Proxy Statement 2021

Report of the Audit Committee

The Audit Committee is currently composed of Messrs. Carroll and Cherry and Ms. McAuliffe, with Mr. Carroll serving as its chairperson. The members of the Audit Committee are appointed by and serve at the discretion of the Board of Directors.

One of the principal purposes of the Audit Committee is to assist the Board of Directors in the oversight of the integrity of the Company’s financial statements. The Company’s management team has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2020 with our management.

The Audit Committee also is responsible for assisting the Board of Directors in the oversight of the qualification, independence and performance of the Company’s independent auditors. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Commission.

The Audit Committee has received both the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence. In addition, the Audit Committee has considered whether the provision of non-audit services, and the fees charged for such non-audit services, by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP from management and the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for 2020 be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

Respectfully submitted,
The Audit Committee of the Board of Directors
James A. Carroll (Chairperson)
James C. Cherry
Dorothy S. McAuliffe

The Audit Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

Armada Hoffler Properties, Inc.	53	Proxy Statement 2021

Principal Stockholders

The following tables set forth certain information regarding the beneficial ownership of shares of our common stock and OP units as of April 19, 2021 (unless otherwise indicated) by (a) each of our directors, (b) each of our named executive officers, (c) all of our directors and executive officers as a group and (d) each person known to us to be the beneficial owner of more than five percent of our common stock. Beginning one year after the date of issuance, an OP unit is redeemable for cash equal to the then-current market value of one share of our common stock or, at our option, for one share of common stock. Unless otherwise indicated, all shares and OP units are owned directly and the indicated person has sole voting and dispositive power with respect to such shares or OP units. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power with respect to such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement or (d) the automatic termination of a trust, discretionary account or similar arrangement.
Unless otherwise indicated, the address of each person listed below is c/o Armada Hoffler Properties, Inc., 222 Central Park Avenue, Suite 2100, Virginia Beach, Virginia 23462.

BENEFICIAL OWNERSHIP OF MANAGEMENT AND DIRECTORS
The following table sets forth information regarding the amount and nature of beneficial ownership of the Company’s Common Stock and Preferred Stock as of April 19, 2021, by each director and executive officer and by all directors and executive officers as a group.

	Common Stock and OP Units							Preferred Stock
Name	Number of Common Shares Beneficially Owned		% of All Common Shares(1)	Number of OP Units Beneficially Owned		Number of Common Shares and OP Units Beneficially Owned	% of All Shares and OP Units(1)(2	Number of Preferred Shares Beneficially Owned	% of All Preferred Shares(3)

Daniel A. Hoffler	155,090		*	4,976,718	(4)	5,131,808	6.3%	4,000	*
A. Russell Kirk	68,572	(5)	*	1,189,582	(6)	1,258,154	1.5%	—	*
James C. Cherry	41,662		*	—		41,662	*	5,000	*
George F. Allen	21,089		*	—		21,089	*	—	*
James A. Carroll	25,964		*	—		25,964	*	—	*
Eva S. Hardy	13,138		*	—		13,138	*	400	*
Louis S. Haddad	366,127		*	2,108,918		2,475,045	3.0%	5,000	*
Dorothy S. McAuliffe	3,134		*	—		3,134	*	—	*
John W. Snow	193,462		*	—		193,462	*	4,000	*
Eric E. Apperson	60,986		*	255,124		316,110	*	—	*
Michael P. O’Hara	107,042		*	122,407		229,449	*	6,000	*
Shelly Hampton	53,419		*	58,799		112,218	*	—	*
Shawn J. Tibbetts	24,369		*	—		24,369	*	—	*
All executive officers and directors as a group (13 people)	1,134,054		1.9%	8,711,548	(7)	9,845,602	12.1%	24,400	*
* Less than 1%

Armada Hoffler Properties, Inc.	54	Proxy Statement 2021

Principal Stockholders
(1) Based on 60,310,801 shares of our common stock outstanding as of April 19, 2021.
(2) Based on 20,865,485 OP units outstanding as of April 19, 2021 (other than OP units held by us).
(3) Based on 6,843,418 shares of our preferred stock outstanding as of April 19, 2021.
(4) Includes 279 OP units held by a limited partnership, which represents Mr. Hoffler’s pecuniary interest in the limited partnership.
(5) Includes 34,284 shares held by Mr. Kirk’s spouse, for which Mr. Kirk disclaims beneficial ownership.
(6) Includes (i) 36,347 OP units held by Mr. Kirk’s spouse, for which Mr. Kirk disclaims beneficial ownership, and (ii) 91 OP units held by a limited partnership, which represents Mr. Kirk’s pecuniary interest in the limited partnership.
(7) Excludes the shares and OP units owned by trusts of directors and named executives.

5% Beneficial Owners
As of March 31, 2021, to the Company’s knowledge, three persons or entities beneficially owned more than 5% of the Company’s Common Stock. The beneficial ownership of Daniel A. Hoffler appears in the immediately preceding table. The following table sets forth the beneficial ownership of the other 5% beneficial owners, based upon information provided by such entities:

More than 5% Beneficial Owners	Number of Shares Beneficially Owned	% of All Shares(1)

BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	11,086,744	18.4%
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	6,490,173	10.8%
(1) Based on 60,310,801 shares of our common stock outstanding as of April 19, 2021.
(2) Based solely upon the Schedule 13G filed with the SEC by the beneficial owner on January 25, 2021 reporting beneficial ownership as of December 31, 2020. BlackRock, Inc. possesses sole voting power over 10,787,964 shares and sole dispositive power over 11,086,744 shares.
(3) Based solely upon the Schedule 13G/A filed with the SEC by the beneficial owner on February 10, 2021 reporting beneficial ownership as of December 30, 2020. The Vanguard Group possesses shared voting power over 178,204 shares, sole dispositive power over 6,268,555 shares and shared dispositive power over 221,618 shares.

Armada Hoffler Properties, Inc.	55	Proxy Statement 2021

Certain Relationships and Related Party Transactions

Related Party Transaction Policy
The Board of Directors has adopted a written related person transaction approval policy to further the goal of ensuring that any related person transaction is properly reviewed, approved by the Audit Committee and fully disclosed in accordance with the rules and regulations of the SEC and the NYSE. The policy applies to transactions or arrangements between the Company and any related person, including directors, director nominees, executive officers, greater than 5% stockholders and the immediate family members of each of these groups (the “Related Persons”). They do not, however, apply with respect to general conflicts between the interests of the Company and our employees, officers and directors, including issues relating to engaging in a competing business and receiving certain benefits from the Company, such as loans or guarantees of obligations, which are reported and handled in accordance with the Company’s Code of Business Conduct and Ethics and other procedures and guidelines implemented by the Company from time to time.

Under the policy, the Related Person is responsible for identifying and reporting to the Audit Committee any proposed related person transaction. In the event the Chief Executive Officer determines that it is impractical or undesirable to wait until an Audit Committee meeting can be convened in order to review a transaction with a Related Person, the Chairperson of the Audit Committee may act as an authorized subcommittee on behalf of the Audit Committee to review such transaction, so long as the Chairperson is a disinterested member with respect to such transaction. After considering all the facts and circumstances available to the Audit Committee, the Audit Committee will approve, ratify or reject the transaction, in its discretion. All approved transactions with Related Persons will be disclosed to the full Board of Directors.

Related Party Transactions
We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers, holders of more than 5% of our outstanding common stock or any member of their immediate family had or will have a direct or indirect material interest.

Additionally, we may provide information about related party transactions that we believe may be of interest to stockholders regardless of whether they meet the criteria above.

GENERAL CONTRACTING SERVICES
We provide general contracting services to the developer of a mixed-use project, including an apartment building, retail space, and a parking garage to be located in Virginia Beach, Virginia, as pursuant to contracts with an aggregate price of $81.0 million. Certain of our executive officers and directors have direct and indirect ownership interests in the project, including Mr. Hoffler (30.5%); Mr. Kirk (38.1%) and Mr. Apperson (1.7%). These contracts were executed in October and December 2019 and are projected to result in aggregate gross profit of $3.1 million to us, representing a gross profit margin of 4.0%. As part of these contracts and per the VHDA requirements of the lender for this project, we issued a springing letter of credit for $9.5 million to secure certain performances of our subsidiary construction company under the contracts.

On October 1, 2020, the Company acquired Edison Apartments, a multifamily property located in downtown Richmond, Virginia, for consideration comprised of 633,734 Class A Units, the assumption of a $16.4 million loan payable, and the assumption of $1.1 million in other assets and liabilities. The seller of the project is comprised in part by members of the Company's management and Board, including Mr. Hoffler (50.7%); Mr. Haddad (20.3%), Mr. O'Hara (2.0%), Ms. Hampton (1.0%), Mr. Kirk (5.0%) and Mr. Apperson (5.0%).

AIRPLANE LEASING
Periodically we use an airplane owned by Hoffler Ventures, LLC, which is wholly-owned by Daniel A. Hoffler, for travel activities required by our construction, development, and asset management activities. Payments for the use of this airplane totaled $48,455 in 2020.

Armada Hoffler Properties, Inc.	56	Proxy Statement 2021

Certain Relationships and Related Party Transactions
TAX PROTECTION AGREEMENTS
In connection with the formation transactions related to our initial public offering, our Operating Partnership entered into tax protection agreements that provide benefits to certain prior investors, including Messrs. Hoffler, Haddad, Kirk, Apperson and O’Hara and Ms. Hampton and their affiliates and certain of our other officers. These tax protection agreements indemnify these individuals from their tax liabilities resulting from the potential future sale of certain of our properties within seven (or, in a limited number of cases, ten) years after the completion of such formation transactions on May 13, 2013.

ASSET MANAGEMENT AGREEMENTS
During 2020, our asset management team served as asset manager for three properties and two vacant parcels of land in which certain of our officers and directors own interests. Under these agreements, we receive either a flat fee or a fee based on a percentage of the base rents or revenues of the properties, which are at market rates. For the year ended December 31, 2020, the total aggregate amount of asset management fees that we received with respect to these properties was approximately $96,428.

SEVERANCE PLAN
Employees of our operating partnership and its affiliates who are members of a select group of management or highly compensated employees are subject to our Severance Plan, which provides severance benefits upon a termination of employment under certain circumstances. See “Potential Payments Upon Termination or Change of Control.”

INDEMNIFICATION OF OFFICERS AND DIRECTORS
Our charter and amended and restated bylaws provide for certain indemnification rights for our directors and officers, and we entered enter into an indemnification agreement with each of our executive officers and directors, providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us or, at our request, service to other entities, as officers or directors, or in certain other capacities, to the maximum extent permitted by Maryland law.

Armada Hoffler Properties, Inc.	57	Proxy Statement 2021

Proposal 3: Advisory Vote on Executive Compensation

Section 14A of the Exchange Act enables our stockholders to vote to approve, on an advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under the heading “Executive Compensation - Compensation Discussion and Analysis,” our executive compensation programs are designed to attract and retain executive talent and to align the interests of our NEOs with the interests of the Company and our stockholders by providing market competitive compensation that is closely tied to short-term and long-term performance goals set by our Compensation Committee. The compensation of our NEOs is comprised of a mix of base salary, short-term incentive compensation and, from time to time, discretionary amounts of restricted stock. Please read the “Executive Compensation” section beginning on page 29, which includes the Compensation Discussion and Analysis, the tabular disclosure regarding the compensation of our NEOs and the accompanying narrative disclosure set forth in this Proxy Statement for additional details about our executive compensation programs, including information about the fiscal year 2020 compensation of our NEOs.

We are asking our stockholders to indicate their support for our NEO compensation as described in this Proxy Statement. Accordingly, our Board of Directors is asking our stockholders to cast a non-binding advisory vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

Vote Required and Recommendation
The vote on the compensation of our NEOs as disclosed in this Proxy Statement is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. We have recommended that our stockholders should cast an advisory vote on the compensation of our NEOs on an annual basis. Unless this policy changes, the next advisory vote on the compensation of our NEOs will be at the 2022 annual meeting of stockholders. The affirmative vote of a majority of votes cast is required to approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE DIRECTORS.

Armada Hoffler Properties, Inc.	58	Proxy Statement 2021

Other Matters
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Executive officers, directors and greater than 10% stockholders are required by the SEC to furnish us with copies of all Forms 3, 4 and 5 that they file.
Based on our review of the copies of such forms, and/or on written representations from the reporting persons for the fiscal year, we believe that these filing requirements were satisfied by the reporting persons during the fiscal year ended December 31, 2020, except that John W. Snow was inadvertently late in filing a Form 4 on May 26, 2020 related to purchases of common stock on May 20, 2020 and May 21, 2020, Louis S. Haddad and Russel A. Kirk were inadvertently late in filing Form 4s on February 16, 2021 related to the acquisition of common units on October 1, 2020 and Shawn J. Tibbets was inadvertently late in filing a Form 3 on March 12, 2020 related to his appointment as a Section 16 Officer on February 20, 2020 and a Form 4 on March 12, 2020 related to an award of common stock on March 3, 2020.

Other Matters to Come Before the 2021 Annual Meeting
No other matters are to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy card will vote all proxies solicited by this Proxy Statement as recommended by our Board of Directors, or, if no such recommendation is given, in their own discretion.

Stockholder Proposals and Nominations for the 2022 Annual Meeting
Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act to be considered for inclusion in our proxy materials for the 2022 annual meeting of stockholders must be received at our principal executive offices no later than December 24, 2021, and any stockholder proposal received after this date shall be considered untimely.
In addition, any stockholder who wishes to propose a nominee to the Board or propose any other business to be considered by the stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 11 of our amended and restated bylaws, which are on file with the SEC and may be obtained from Investor Relations upon request. These notice provisions require that nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders for the 2022 Annual Meeting must be received no earlier than November 24, 2021 and no later than December 24, 2021.

Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for notices of annual meetings, proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a single notice of the annual meeting of stockholders, or copy of the proxy statement and annual report, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, and direct your written request to Armada Hoffler Properties, Inc. at 222 Central
Park Avenue, Suite 2100, Virginia Beach, VA 23462, Attention: Corporate Secretary, or contact Investor Relations by telephone at (757) 366-6684. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

By Order of the Board of Directors,

Michael P. O’Hara Chief Financial Officer, Treasurer and Corporate Secretary Virginia Beach, Virginia April 23, 2021

Armada Hoffler Properties, Inc.	59	Proxy Statement 2021

Appendix A

For a comprehensive assessment of the Company’s performance, please review the entire Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2020, which can be found on our website http://ir.armadahoffler.com and on the SEC’s website, www.sec.gov. A copy of our Form 10-K has been provided to each person solicited by means of this Proxy Statement.

Reconciliation of FFO and Normalized FFO to Net Income
We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines FFO as net income (loss) (calculated in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate related depreciation and amortization (excluding amortization of deferred financing costs), impairment of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because we believe that FFO is beneficial to investors as a starting point in measuring our operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year-over-year, captures trends in occupancy rates, rental rates, and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the Nareit definition as we do, and, accordingly, our calculation of FFO may not be comparable to such other REITs’ calculation of FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or service indebtedness. Also, FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

We also believe that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by our operating property portfolio and affect the comparability of our year-over-year performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, debt extinguishment losses and prepayment penalties, impairment of intangible assets and liabilities, property acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives and other instruments, provision for unrealized credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items.

Armada Hoffler Properties, Inc.	A-1	Proxy Statement 2021

The following table sets forth a reconciliation of FFO and Normalized FFO for each of the years ended December 31, 2020, 2019 and 2018 to net income, the most directly comparable GAAP measure (amounts in thousands):

	Years Ended December 31,
	2020	2019	2018
Net income attributable to common stockholders and OP Unit holders	29,840	29,590	23,492
Depreciation and amortization (1)	59,545	53,616	40,178
Gain on operating real estate dispositions (2)	(6,388)	(3,220)	(833)
Impairment of real estate assets	—	—	1,502
FFO attributable to common stockholders and OP Unit holders	82,997	79,986	64,339
Acquisition, development and other pursuit costs	584	844	352
Impairment of intangible assets and liabilities	666	252	117
Loss on extinguishment of debt	—	30	11
Provision for unrealized credit losses	256	—	—
Amortization of right-of-use assets - finance leases	586	377	—
Change in fair value of derivatives and other	1,130	3,599	951
Severance related costs	—	—	688
Normalized FFO available to common stockholders and OP Unit holders	86,219	85,088	66,458

(1) The adjustment for depreciation and amortization for the years ended December 31, 2020 and 2019 exclude $0.4 million and $1.2 million, respectively, of depreciation attributable to the Company's joint venture partners. Additionally, the adjustment for depreciation and amortization for the years ended December 31, 2019, and 2018 includes $0.2 million and $0.3 million, respectively, of depreciation attributable to the Company's investment in One City Center, which was an unconsolidated real estate investment until March 14, 2019.
(2) The adjustment for gain on operating real estate dispositions for the year ended December 31, 2019 excludes the portion of the gain on Lightfoot Marketplace that was allocated to our joint venture partner and excludes the gain on sale of a non-operating land parcel. The adjustment for gain on operating real estate dispositions for the year ended December 31, 2018 excludes the gain on the River City industrial facility because this property was sold before being placed into service.

Armada Hoffler Properties, Inc.	A-2	Proxy Statement 2021

ARMADA HOFFLER PROPERTIES, INC.
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AHH2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D49057-P51891 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARMADA HOFFLER PROPERTIES, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Against All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) George F. Allen
02) James A. Carroll
03) James C. Cherry
04) Louis S. Haddad
05) Eva S. Hardy
06) Daniel A. Hoffler
07) A. Russell Kirk
08) Dorothy S. McAuliffe
09) John W. Snow

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: We may conduct such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D49058-P51891

ARMADA HOFFLER PROPERTIES, INC.
Annual Meeting of Stockholders
June 16, 2021 - 10:00 AM EDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Louis S. Haddad and Michael P. O'Hara, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock, $0.01 par value per share, of ARMADA HOFFLER PROPERTIES, INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM EDT on June 16, 2021, at www.virtualshareholdermeeting.com/AHH2021 and any adjournment or postponement thereof.

For Proposal 1 (Election of Directors), you may vote "FOR" all of the nominees to the Board of Directors or you may vote "AGAINST" all of the nominees or any nominee(s) that you specify. For Proposal 2 (Ratification of the Appointment of Ernst & Young LLP), you may vote "FOR" or "AGAINST" this proposal or "ABSTAIN" from voting. For Proposal 3 (Advisory Vote on Executive Compensation), you may vote "FOR" or "AGAINST" this proposal or "ABSTAIN" from voting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" all of the nominees in Proposal 1, "FOR" Proposal 2, and "FOR" Proposal 3.

Continued and to be signed on reverse side